Exhibit 99.2

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

LOCKHEED MARTIN CORPORATION,

LMC SUB ONE, INC.

AND

THE TITAN CORPORATION

September 15, 2003

1

5.1	Organization and Qualification	16

5.2	Capitalization	17

5.3	Subsidiaries	17

5.4	Authority; Non-Contravention; Approval	18

5.5	SEC Documents	20

5.6	Absence of Undisclosed Liabilities	21

5.7	Absence of Certain Changes or Events	21

5.8	Litigation	21

5.9	No Violation of Law	22

5.10	Compliance with Agreements	22

5.11	Taxes	22

5.12	Tax Treatment	23

5.13	Employee Benefit Plans; ERISA	23

5.14	Labor	26

5.15	Real Estate	26

5.16	Environmental Matters	26

5.17	Contracts and Commitments; Suppliers and Customers	27

5.18	Intellectual Property Rights	28

5.19	Section 203 of the DGCL Not Applicable	29

5.20	Government Contracts	29

5.21	Relations with Governments	30

5.22	Stockholder Rights Plan	30

5.23	No Existing Discussions	30

5.24	Disclosure Documents	30

5.25	Advisors’ Fees	31

5.26	Opinion of Financial Advisor	31

5.27	Certain Loans and Other Transactions	31

5.28	Insurance	31

5.29	No Additional Representations	31

ARTICLE 6 COVENANTS

6.1	Conduct of Business by Company Pending the Merger	32

6.2	Control of Operations	34

6.3	No Solicitation by Company	34

6.4	Meeting of Company Stockholders	36

6.5	Agreement to Cooperate; HSR Filings	37

6.6	Access to Information	38

6.7	Proxy Statement	39

6.8	Expenses and Fees	40

6.9	Public Statements	40

6.10	Company Employees	40

6.11	Notification of Certain Matters; Supplemental Disclosure	41

6.12	Directors’ and Officers’ Indemnification and Insurance	42

6.13	Maintenance of Company Records	42

6.14	Redemption of Preferred Stock	42

6.15	Tax Treatment	42

2

6.16	Stock Exchange Listing	43

6.17	Section 16(b)	43

6.18	Form S-8	43

6.19	Stockholder Litigation	43

6.20	Affiliates	44

6.21	Consent of Noteholders	44

6.22	Exchange and Guarantee Offer	45

ARTICLE 7 CONDITIONS

7.1	Conditions to Each Party’s Obligation to Effect the Merger	45

7.2	Conditions to Obligation of Company to Effect the Merger	46

7.3	Conditions to Obligations of Acquiror to Effect the Merger	47

ARTICLE 8 TERMINATION, AMENDMENT AND WAIVER

8.1	Termination	48

8.2	Effect of Termination	49

8.3	Termination Payment by Company	49

8.4	Amendment	50

8.5	Waiver	50

ARTICLE 9 GENERAL PROVISIONS

9.1	Non-Survival	50

9.2	Brokers	51

9.3	Notices	51

9.4	Interpretation	52

9.5	Miscellaneous	52

9.6	Jurisdiction	52

9.7	Counterparts	53

9.8	Parties In Interest	53

9.9	Severability	53

9.10	Waiver of Trial by Jury	53

9.11	Acquiror Guarantee	53

3

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of September 15, 2003 (“Agreement”), is by and among Lockheed Martin Corporation, a Maryland corporation (“Acquiror”), LMC Sub One, Inc., a Delaware corporation and a wholly owned subsidiary of Acquiror (“Acquisition Sub”), and The Titan Corporation, a Delaware corporation (“Company”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of Company has (i) unanimously determined that this Agreement, the Merger and the transactions contemplated hereby are fair to, and in the best interests of, Company and the stockholders of Company, (ii) unanimously approved this Agreement and declared it advisable, and (iii) unanimously resolved to recommend that the stockholders of Company approve and adopt this Agreement, the Merger and the transactions contemplated hereby;

WHEREAS, the respective boards of directors of Acquiror and Acquisition Sub have approved the Merger on the terms set forth in this Agreement; and

WHEREAS, for United States federal income tax purposes, it is intended that the Forward Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”).

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows (all capitalized terms used in this Agreement are defined for convenience of reference on Exhibit A attached hereto):

ARTICLE 1

THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time in accordance with the Delaware General Corporation Law (“DGCL”), Company shall be merged with and into Acquisition Sub and the separate existence of Company shall thereupon cease (the “Forward Merger”); provided, however, that if all other conditions set forth in Article 7 have been satisfied or waived (or are reasonably expected to be satisfied on the delivery of certificates, opinions and instruments and documents), but the conditions in Section 7.2(b) and Section 7.3(b) have not been satisfied and the Company makes a Company Taxable Election, then Acquisition Sub shall be merged with and into Company and the separate existence of Acquisition Sub shall thereupon cease (the “Reverse Merger”). The Forward Merger and the Reverse Merger shall alternatively be referred to as the “Merger”. Acquisition Sub (in the case of a Forward Merger) or Company (in the case of a Reverse Merger), as the surviving corporation after the Merger, is hereinafter sometimes referred to as “Surviving Corporation”.

1.2 Effective Time of the Merger. The Merger shall become effective at such time (the “Effective Time”) as shall be stated in the Certificate of Merger, in a form reasonably acceptable to Acquiror, Company and Acquisition Sub, respectively, to be filed with the Secretary of State of the State of Delaware in accordance with the DGCL (the “Merger Filing”). The Merger Filing shall provide for the effectiveness of the Merger immediately upon its filing. The Merger Filing shall be made at the Closing.

1.3 Consummation. The parties acknowledge that it is their mutual desire and intent to consummate the Merger as soon as practicable after the date hereof. Accordingly, the parties shall use their reasonable efforts to consummate, as soon as practicable, the transactions contemplated by this Agreement in accordance with Section 3.5.

1.4 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

1.5 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other actions are necessary, desirable or proper to vest, perfect or confirm of record or otherwise, in the Surviving Corporation, the title to any property or rights of Company acquired or to be acquired by reason of, or as a result of, the Merger, the Surviving Corporation and Company agree that the Surviving Corporation and Company and their proper officers and directors shall and will execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized and directed in the name of the Company or otherwise to take any and all such actions.

ARTICLE 2

THE SURVIVING CORPORATION AND ACQUIROR

2.1 Certificate of Incorporation.

(a) Forward Merger. If the Forward Merger is consummated, the Certificate of Incorporation of Acquisition Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of Surviving Corporation after the Effective Time, until thereafter amended in accordance with its terms and as provided in the DGCL, except that Article 1 thereof shall be amended at the Effective Time in accordance with the provisions of Section 251 of the DGCL to read in its entirety as follows: “The name of the Corporation is The Titan Corporation (the “Corporation”).”

(b) Reverse Merger. If the Reverse Merger is consummated, the Certificate of Incorporation of Company shall be amended at the Effective Time to read in its entirety as set forth on Exhibit B hereto and shall be the Certificate of Incorporation after the Effective Time, until thereafter amended in accordance with its terms and as provided in the DGCL.

2.2 By-Laws. The by-laws of Acquisition Sub as in effect immediately prior to the Effective Time shall be the by-laws of Surviving Corporation after the Effective Time, and thereafter may be amended in accordance with their terms and as provided by the Certificate of Incorporation of Surviving Corporation and the DGCL, except that references in the by-laws to “LMC Sub One, Inc.” shall be changed to “The Titan Corporation”.

2.3 Directors and Officers of Surviving Corporation. The directors of Acquisition Sub and the officers of Company in office immediately prior to the Effective Time shall be the directors and officers of Surviving Corporation as of the Effective Time, and thereafter such directors and officers shall serve in accordance with the by-laws of Surviving Corporation until their respective successors are duly elected or appointed and qualified.

ARTICLE 3

CONVERSION OF SHARES

3.1 Merger Consideration. The manner and basis of converting the shares of Company Common Stock upon consummation of the Merger shall be as set forth in this Section 3.1. At the Effective Time, by virtue of the Merger and without any action on the part of Company, Acquisition Sub or any holder of Company Capital Stock or holder of capital stock of Acquisition Sub:

(a) Subject to the other provisions of this Section 3.1, each share of common stock, par value $.01 per share, of Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (excluding any treasury shares, shares held by Acquiror, Acquisition Sub or any Subsidiary of Acquiror or Acquisition Sub and Dissenting Shares) shall be converted into the right to receive the Merger Consideration. The “Merger Consideration” shall mean either (i) cash in the amount of $22.00 (the “Price Per Share”), without interest (the “Cash Consideration”), (ii) the number of shares of common stock, par value $1.00 per share, of Acquiror (“Acquiror Common Stock”), rounded to the nearest four decimals (the “Exchange Rate”), equal to the Cash Consideration divided by the Average Price (the “Stock Consideration”), or (iii) a combination of Cash Consideration and Stock Consideration in accordance with subparagraph (c) of this Section 3.1. The “Average Price” means the average of the mean of the high and low sales prices per share of the Acquiror Common Stock on the New York Stock Exchange, Inc. (the “NYSE”), as reported on the Composite Transactions Tape of the NYSE for each of the 10 consecutive full trading days in which such shares are traded on the NYSE ending on the third trading day prior to, but not including, the Effective Time; provided, however, that if the Average Price as computed pursuant to the foregoing terms of this sentence would (x) exceed $58.00 (subject to adjustment pursuant to Section 3.1(k)) (the “Upper Collar”) then the Average Price shall be $58.00 or (y) be less than $46.00 (subject to adjustment pursuant to Section 3.1(k)) (the “Lower Collar”) then the Average Price shall be $46.00. The Average Price shall be calculated to the nearest one-hundredth of one cent.

(b) The number of shares of Company Common Stock to be converted into the right to receive Cash Consideration shall be equal to 50% of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 3.1(i) and the Dissenting Shares) (the “Cash Election Number”). The number of shares of Company Common Stock to be converted into the right to receive Stock Consideration shall be equal to 50% of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 3.1(i) and the Dissenting Shares) (the “Stock Election Number”).

(c) Subject to the proration and election procedures set forth in this Section 3.1, each holder of record of shares of Company Common Stock (excluding any treasury shares, shares held by Acquiror and Dissenting Shares) shall be entitled to elect to receive (A) Cash Consideration for all such shares (a “Cash Election”), (B) Stock Consideration for all of such shares (a “Stock Election”) or (C) Cash Consideration for 50% of such shares and Stock Consideration for 50% of such shares (a “Combination Election”). All such elections shall be made on a form designed for that purpose prepared by Acquiror and reasonably acceptable to Company (a “Form of Election”). Holders of record of shares of Company Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the shares of Company Common Stock held by each such Representative for a particular beneficial owner. To the extent practicable, the Form of Election shall permit each holder that beneficially owns shares of Company Common Stock and/or whose affiliates beneficially own shares of Company Common Stock, in more than one name or account in the event that the aggregate of the Cash Election Shares exceeds the Cash Election Number, to specify how to allocate the cash paid and Acquiror Common Stock issued in the Merger among the various accounts that such holder of Company Common Stock beneficially owns and, with the requisite consent of such holder’s affiliates, among the accounts beneficially owned by such holder and its affiliates.

(d) Acquiror and Company shall mail the Form of Election to all Persons who are holders of Company Common Stock on the record date for the Stockholders’ Meeting, on a date that is not less than 20 Business Days prior to the Effective Time, and thereafter Acquiror and Company shall each use its reasonable efforts to (A) mail the Form of Election to all Persons who become holders of Company Common Stock during the period between the record date for the Stockholders Meeting and 10:00 a.m., Washington, D.C. time, on the date seven calendar days prior to the anticipated Effective Time and (B) make the Form of Election available to all Persons who become holders of Company Common Stock subsequent to such day and no later than the close of business on the Business Day prior to the Effective Time. A Form of Election must be received by the Exchange Agent in the manner described below no later than by the close of business on the last Business Day prior to the Effective Time (the “Election Deadline”) in order to be effective. All elections will be irrevocable after 5:00 p.m., New York City time, on the date of the Election Deadline.

(e) Prior to the Effective Time, Acquiror shall designate a bank or trust company reasonably acceptable to Company to act as exchange agent hereunder (the “Exchange Agent”) for the purpose of exchanging Company Certificates and Company Book-Entry Shares hereunder. Elections shall be made by holders of Company Common Stock by mailing, faxing or otherwise delivering to the Exchange Agent, in a manner acceptable to Acquiror, a Form of Election. To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent and accompanied by the certificates representing the shares of Company Common Stock as to which the election is being made (or by an appropriate guarantee of delivery of such certificates as set forth in such Form of Election from a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, provided such certificates are in fact delivered by the time set forth in such guarantee of delivery), or in the case of Company Book Entry Shares, any additional documentation specified in the procedures set forth in the Form of Election. Acquiror will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted and to disregard immaterial defects in Forms of Election. The decision of Acquiror (or the Exchange Agent) in such matters shall be conclusive and binding. Neither Acquiror nor the Exchange Agent will be under any obligation to notify any Person of any defect in a Form of Election.

(f) A holder of Company Common Stock who does not submit a Form of Election which is received by the Exchange Agent prior to the Election Deadline shall be deemed to have made a Combination Election. If Acquiror or the Exchange Agent shall determine that any purported Cash Election or Stock Election was not properly made, such purported Cash Election or Stock Election shall be deemed to be of no force and effect and the holder of shares of Company Common Stock making such purported Cash Election or Stock Election shall for purposes hereof be deemed to have made a Combination Election.

(g) All shares of Company Common Stock which are subject to Cash Elections are referred to herein as “Cash Election Shares.” All shares of Company Common Stock which are subject to Stock Elections are referred to herein as “Stock Election Shares.” If, after the results of the Forms of Election are calculated, the number of shares of Company Common Stock to be converted into shares of Acquiror Common Stock exceeds the Stock Election Number, the Exchange Agent shall determine the number of Stock Election Shares which must be redesignated as Cash Election Shares in order to reduce the number of such shares to the Stock Election Number. All holders of Stock Election Shares shall, on a pro rata basis, have such number of Stock Election Shares redesignated as Cash Election Shares so that the Stock Election Number and the Cash Election Number are achieved. If, after the results of the Forms of Election are calculated, the number of shares of Company Common Stock to be converted into cash exceeds the Cash Election Number, the Exchange Agent shall determine the number of Cash Election Shares which must be redesignated as Stock Election Shares in order to reduce the amount of such cash to the Cash Election Number. All holders of Cash Election Shares shall, on a pro rata basis, have such number of their Cash Election Shares redesignated as Stock Election Shares so that the Cash Election Number and Stock Election Number are achieved. Notwithstanding the foregoing, no redesignation shall be effected for a holder who has made a Cash Election but, as a result of such redesignation, would receive fewer than 20 shares of Acquiror Common Stock in exchange for all of such holder’s shares of Company Common Stock. In this event, the Cash Election Shares of the remaining holders of shares of Company Common Stock shall be redesignated on a pro rata basis to achieve the Cash Election Number and the Stock Election Number. Holders who make Combination Elections will not be subject to the redesignation procedures described herein. Acquiror or the Exchange Agent shall make all computations contemplated by this Section 3.1 and all such computations shall be conclusive and binding on the holders of Company Common Stock, absent manifest error.

(h) (i) After the redesignation procedure set forth in Section 3.1(g) is completed, all Cash Election Shares and 50% of the shares of Company Common Stock which are subject to Combination Elections shall be converted into the right to receive the Cash Consideration and all Stock Election Shares and 50% of the shares of Company Common Stock which are subject to Combination Elections shall be converted into the right to receive the Stock Consideration. Such certificates previously evidencing shares of Company Common Stock shall be exchanged for (A) certificates evidencing the Stock Consideration, or (B) the Cash Consideration, multiplied in each case by the number of shares previously evidenced by the canceled certificate, upon the surrender of such certificates in accordance with the provisions of Section 3.4, without interest. Notwithstanding the foregoing, however, no fractional shares of Acquiror Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 3.4(d).

(ii) Notwithstanding the foregoing provisions of this Section 3.1, if, after the redesignation procedure set forth in Section 3.1(g) is complete, the conditions to Closing set forth in Section 7.2(b) and Section 7.3(b) cannot be satisfied because the value of the Acquiror Common Stock is insufficient to cause the Merger Consideration to meet the “continuity of interest” requirement of the Treasury Regulations, but all other conditions to Closing in Article 7 have been or are reasonably expected to be satisfied, Acquiror shall be permitted to irrevocably agree to increase the Exchange Rate to the extent necessary to permit the delivery of the tax opinions required by Section 7.2(b) and Section 7.3(b) (but only to the minimum extent necessary to enable such opinions to be rendered), by giving written notice to Company (the “Top-Up Notice”) to consummate the Forward Merger and increase the Exchange Rate. Any Top-Up Notice must be delivered by Acquiror to Company no later than 5:00 p.m., New York City time, on the third (3rd) Business Day after the satisfaction or waiver of the conditions to Closing set forth in Article 7 (other than the delivery of certificates, opinions, and other instruments and documents). The Top-Up Notice shall include Acquiror’s calculation of the increased Exchange Rate necessary to satisfy the “continuity of interest” requirement of the Treasury Regulations pursuant to this Section 3.1(h)(ii) (assuming no further declines prior to the Effective Time in the value of Acquiror Common Stock) and shall also include written confirmation from the applicable counsel that, after giving effect to the increase in the Exchange Rate (and assuming no further declines prior to the Effective Time in the value of Acquiror Common Stock), the opinions of counsel required by Section 7.2(b) and Section 7.3(b) can be delivered.

(iii) If Acquiror has not delivered the Top-Up Notice within three (3) Business Days after the satisfaction or waiver of the conditions to Closing set forth in Article 7 (other than the delivery of certificates, opinions, and other instruments and documents), Company shall thereafter have three (3) Business Days to (A) terminate this Agreement or (B) notify Acquiror that Company will proceed with the transactions contemplated by this Agreement on a taxable basis as a Reverse Merger (the “Company Taxable Election”). In the event that Company makes a Company Taxable Election, the conditions to Closing set forth in Section 7.2(b) and Section 7.3(b) shall be deemed waived, and, the parties agree to proceed with the Reverse Merger provided all other conditions to Closing set forth in Article 7 are satisfied or waived.

(i) Each share of Company Common Stock held in the treasury of Company and each share of Company Common Stock owned by Acquiror, Acquisition Sub or any Subsidiary of Acquiror or Acquisition Sub immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(j) All of the shares of Acquiror issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding after the Effective Time and shall be unaffected by the Merger. At the Effective Time, all shares of Company Common Stock will no longer be outstanding and will automatically be canceled and retired, and each holder of a Company Certificate or Company Book-Entry Shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration applicable thereto.

(k) If, after determination of the Average Price and prior to the Effective Time, Acquiror shall pay a dividend in, subdivide, combine into a smaller number of shares or issue by reclassification of its shares, any shares of Acquiror Common Stock, the Exchange Rate shall be multiplied by a fraction, the numerator of which shall be the number of shares of Acquiror Common Stock outstanding immediately after, and the denominator of which shall be the number of such shares outstanding immediately before, the occurrence of such event, and the resulting product shall from and after the date of such event be the Exchange Rate, subject to further adjustment in accordance with this sentence. If, prior to determination of the Average Price, Acquiror shall pay a dividend in, subdivide, combine into a smaller number of shares or issue by reclassification of its shares, any shares of Acquiror Common Stock, the Upper Collar and the Lower Collar shall each be multiplied by a fraction, the numerator of which shall be the number of shares of Acquiror Common Stock outstanding immediately before, and the denominator of which shall be the number of such shares outstanding immediately after, the occurrence of such event, and the resulting products shall from and after the date of such event be the Upper Collar and the Lower Collar, as the case may be, subject to further adjustment in accordance with this sentence.

(l) Except as set forth in the last sentence of this Section 3.1(l), at the Effective Time all rights with respect to each outstanding option or right to purchase shares of Company Common Stock (the “Company Stock Options”) under any employee or director stock option or stock purchase plan or arrangement or agreement of the Company listed on Section 3.1 of the Company Disclosure Schedule (the “Company Stock Option Plans”) then outstanding shall fully vest, and shall become exercisable in accordance with the terms and conditions of the Company Stock Option Plans, any actions of the Board of Directors of Company on or prior to the date hereof and the option agreements in effect as of the date of this Agreement, and be converted into and become rights with respect to Acquiror Common Stock, and Acquiror shall assume each such Company Stock Option in accordance with the terms and conditions (as in effect as of the date of this Agreement), other than those relating to vesting and exercisability, of the Company Stock Option Plan under which it was issued and the terms and conditions, other than those relating to vesting and exercisability, of the stock option or other agreement by which it is evidenced. From and after the Effective Time, (i) each Company Stock Option assumed by Acquiror may be exercised solely for shares of Acquiror Common Stock, (ii) the number of shares of Acquiror Common Stock subject to each such Company Stock Option shall be equal to the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Rate, rounding down to the nearest whole share, (iii) the per share exercise price under each such Company Stock Option shall be adjusted by dividing the per share exercise price under such Company Stock Option by the Exchange Rate and rounding up to the nearest cent, and (iv) the term and provisions of such Company Stock Option, other than those relating to vesting and exercisability, shall continue in full force and effect and otherwise remain unchanged. Prior to the Effective Time and subject to the effectiveness of the Merger, the Company shall take all actions that may be necessary (under the plans and/or agreements pursuant to which Company Stock Options are outstanding and otherwise) to effectuate the provisions of this Section 3.1(l). This Section 3.1(l) shall not apply to the following Company Stock Option

Plans: Company’s 2002 Employee Stock Purchase Plan, Company’s 2000 Employee Stock Purchase Plan and Company’s 1995 Employee Stock Purchase Plan or any other plan, program or arrangement intending to qualify as a stock purchase plan under Section 423 of the Code (the “Company ESPPs”). The Company ESPPs and all outstanding rights thereunder shall terminate at the Effective Time and the offering periods thereunder shall be deemed to end on the last NYSE trading day prior to such termination, and the rights of each participating employee then outstanding shall be deemed to be automatically exercised on such last NYSE trading day. On such last trading day, each participating employee will be credited with the number of shares of Company Common Stock purchased for his or her account(s) under the ESPPs during such offering period. The Board of Directors of Company shall send written notice of the Merger that will result in the termination of the ESPPs to all participating employees not later than the time at which the Company gives notice of the Stockholders’ Meeting to the Company Common Stockholders which written notice shall include the Form of Election. No new offering periods will be allowed to commence under the ESPPs during the period prior to the Closing unless this Agreement has been terminated.

(m) (i) As of the Effective Time, each outstanding Company Warrant listed on Section 3.1 of the Company Disclosure Schedule shall be converted into a warrant to acquire shares of Acquiror Common Stock as provided in this Section 3.1(m). Following the Effective Time, each outstanding Company Warrant shall continue to have, and shall be subject to, the terms and conditions of the applicable Company Warrant, except that

(x) each such Company Warrant shall be exercisable for (A) cash in the amount of $11 per share of Company Common Stock which would have been exercisable as of the Effective Time plus (B) the number of shares of Acquiror Common Stock equal to the product of 50% of the aggregate number of shares of Company Common Stock which would have been exercisable as of the Effective Time, multiplied by the Exchange Rate, rounded down to the nearest whole share (the “Warrant Consideration”); provided, however, that no fractional shares of Acquiror Common Stock shall be issued upon the exercise of any Company Warrant, and the holder of a Company Warrant otherwise entitled to receive a fractional share of Acquiror Common Stock shall be entitled to receive, upon exercise thereof, a cash payment (without interest rounded up to the nearest whole cent) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the Fair Market Value (as defined in such Company Warrant) per share of Acquiror Common Stock;

(y) the exercise price payable to receive the Warrant Consideration shall be equal to the exercise price per share of Company Common Stock under such Company Warrant at the Effective Time divided by the Exchange Rate, rounded up to the nearest whole cent; and

(z) all references therein to the “Company” or “Common Stock” in any such Company Warrant shall be interpreted as references to Acquiror and Acquiror Common Stock.

(ii) The assumption of Company Warrants as provided in this Section 3.1(m) shall not give the holders of such Company Warrants additional benefits or additional (or accelerated) vesting rights that such holders did not have immediately prior to the Effective Time or relieve the holders of Company Warrants of any obligations or restrictions applicable to their Company Warrants or the shares obtainable upon exercise of Company Warrants. Except as provided above, the duration and other terms of Company Warrants shall not change. Acquiror shall take all corporate action reasonably necessary to reserve for issuance, at all times any Company Warrants provided for in this Section 3.1(m) are outstanding, a sufficient number of shares of Acquiror Common Stock for delivery upon the exercise of such Company Warrants.

3.2 Acquisition Sub Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror as the sole stockholder of Acquisition Sub, each issued and outstanding share of common stock, par value $1.00 per share, of Acquisition Sub (“Acquisition Sub Common Stock”) shall, in the case of a Forward Merger, remain outstanding as one share of common stock, par value $1.00 per share, of Surviving Corporation, or, in the case of a Reverse Merger, be converted into one share of common stock, par value $1.00 per share of the Surviving Corporation.

3.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such Company Common Stock in accordance with the requirements of Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the relevant Merger Consideration and the holders thereof shall be entitled to only such rights as are granted by the DGCL, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal, in which case such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the relevant Merger Consideration, as set forth in Section 3.1, without any interest thereon. Company shall give Acquiror prompt notice of any demands received by Company for appraisal of shares of Company Common Stock, withdrawals of such demands, and any other instruments or documents served pursuant to the DGCL and received by Company, and Company shall give Acquiror the opportunity to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Acquiror, Company shall not make any payment with respect to, or offer to settle or settle, any such demands. Each holder of Dissenting Shares who becomes entitled to payment for such Dissenting Shares under the provisions of Section 262 of the DGCL, will receive payment thereof from the Surviving Corporation and as of the Effective Time such shares of Company Common Stock will no longer be outstanding and will automatically be canceled and retired and will cease to exist.

3.4 Surrender and Payment.

(a) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of certificates representing outstanding shares of Company Common Stock (“Company Certificates”) or shares of Company Common Stock represented by book-entry (“Company Book-Entry Shares”) (other than such holders who properly made a Cash Election, Stock Election or Combination Election with respect to such Company Certificates or Company Book-Entry Shares in accordance with Section 3.1 and other than Dissenting Shares), a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon proper delivery of the Company Certificates to the Exchange Agent or, in the case of Company Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and instructions for use in effecting the surrender of the Company Certificates or, in the case of Company Book-Entry Shares, the surrender of such shares for payment of the Merger Consideration therefor. After the Effective Time, upon surrender in accordance with this Section 3.4(a) or in connection with a Form of Election delivered pursuant to Section 3.1(d), to the Exchange Agent of a Company Certificate or Company Book-Entry Shares, together with such letter of transmittal or a Form of Election pursuant to Section 3.1(d), duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the Exchange Agent shall promptly deliver to the holder of such Company Certificate or Company Book-Entry Shares in exchange therefor, the Merger Consideration to be received by the holder thereof pursuant to this Agreement. The Exchange Agent shall accept such Company Certificates or Company Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there shall be no further transfer on the records of Company or its transfer agent of shares of Company Common Stock and, if Company Certificates or Company Book-Entry Shares are presented to Company for transfer, they shall be canceled against delivery of the applicable Merger Consideration. If any Merger Consideration is to be issued in a name other than that in which the Company Certificate surrendered for exchange is registered, it shall be a condition of such exchange that the Company Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer, and that the person requesting such exchange shall pay to Company or its transfer agent any transfer or other taxes required by reason of the issuance of the Merger Consideration in a name other than that of the registered holder of the Company Certificate surrendered, or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.4(a), each Company Certificate and each Company Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by Section 3.1.

(b) No dividends or other distributions with respect to shares of Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Certificate or Company Book-Entry Share with respect to the shares of Acquiror Common Stock to be received in respect thereof and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.4(d), in each case until the surrender of such Company Certificate or Company Book-Entry Share in accordance with this Article 3. Subject to the effect of applicable laws (including but not limited to applicable abandoned property, escheat or other similar laws), following surrender of any such Company Certificate or Company Book-Entry Share, there shall be paid to the holder of such Company Certificate or Company Book-Entry Share, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of fractional shares of Acquiror Common Stock to which such holder is entitled pursuant to Section 3.4(d) and any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to whole shares of Acquiror Common Stock to which such holder is entitled pursuant to this Agreement, and (ii) at the appropriate payment date, any dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Acquiror Common Stock.

(c) The Merger Consideration paid upon the surrender for exchange of Company Certificates or Company Book-Entry Shares in accordance with the terms of this Article 3 (including any cash paid pursuant to Section 3.4(d)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock so exchanged.

(d) (i) No new Company Certificates or scrip representing fractional shares of Acquiror Common Stock shall be issued in connection with the Merger and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Company after the Merger, and (ii) notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Acquiror Common Stock (after taking into account all shares of Company Common Stock delivered by such holder) shall receive, in lieu thereof, a cash payment (without interest rounded up to the nearest whole cent) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the closing price for a share of Acquiror Common Stock as reported on the NYSE Composite Transactions Tape on the trading day immediately preceding the date on which the Effective Time occurs.

(e) At any time following the date which is nine months after the Effective Time, Acquiror shall be entitled to require the Exchange Agent to deliver to it any Acquiror Common Stock or funds (including any interest received with respect thereto) which have been made available to the Exchange Agent and which have not been disbursed to holders of Company Certificates or Company Book-Entry Shares and thereafter such holders shall be entitled to look to Acquiror and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the applicable Merger Consideration payable upon due surrender of their Company Certificates or Company Book-Entry Shares. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of Company Common Stock for the Merger Consideration. None of Acquiror, Surviving Corporation, any subsidiary or Affiliate of Acquiror or Surviving Corporation or the Exchange Agent shall be liable to any former holder of Company Common Stock for cash, shares of Acquiror Common Stock (or dividends or distributions in respect thereof) or cash in lieu of fractional shares of Acquiror Common Stock delivered to public officials pursuant to any applicable abandoned property, escheat or other similar laws.

(f) If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if requested by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Company Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Company Certificate.

3.5 Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at the offices of King & Spalding LLP in Washington, D.C., or such other location as shall be mutually agreeable to Acquiror and Company on the third (3rd) Business Day (subject to the provisions of Section 3.1(h)(ii) or Section 3.1(h)(iii)) immediately following the date on which the last of the conditions set forth in Article 7 (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing, but subject to the delivery at the Closing of such certificates, opinions and other instruments and documents) is fulfilled or waived, or at such other time and place as Acquiror and Company shall agree (the date on which the Closing occurs is referred to in this Agreement as the “Closing Date”).

3.6 Withholding. Acquiror will be entitled to deduct and withhold from the aggregate Merger Consideration otherwise payable to any former holder of Company Common Stock all amounts required by law to be deducted or withheld therefrom. To the extent that amounts are so withheld by Acquiror or Acquisition Sub, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Acquiror or Acquisition Sub.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND ACQUISITION SUB

Acquiror and Acquisition Sub each represent and warrant to Company as follows:

4.1 Organization and Qualification. Each of Acquiror and Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Acquiror and Acquisition Sub is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not, when taken together with all other such failures, reasonably be expected to have a Material Adverse Effect on Acquiror. True, accurate and complete copies of each of Acquiror’s and Acquisition Sub’s charter documents and by-laws, in each case as in effect on the date of this Agreement, including all amendments thereto, have heretofore been delivered to Company.

4.2 Capitalization.

(a) The authorized capital stock of Acquiror consists of 1,500,000,000 shares of Acquiror Common Stock, 20,000,000 shares of Series A Preferred Stock, par value $1.00 per share, and 50,000,000 shares of Series Preferred Stock, par value $1.00 per share. As of September 12, 2003, the only shares of capital stock of Acquiror that are issued and outstanding are 450,997,997 shares of Acquiror Common Stock, all of which were validly issued and are fully paid, nonassessable and free of preemptive rights.

(b) The Acquiror Common Stock is traded on the NYSE. No other shares of capital stock of Acquiror or any of its Subsidiaries are listed or quoted for trading on any United States domestic or foreign securities exchange or granted on an over the counter system.

(c) All shares of Acquiror Common Stock to be issued in connection with the Merger, when issued pursuant to this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

4.3 Authority; Non-Contravention; Approvals.

(a) Acquiror and Acquisition Sub have full corporate power and authority to enter into this Agreement and, subject to the Acquiror Required Statutory Approvals, to consummate the transactions contemplated hereby and thereby. This Agreement has been approved by the respective boards of directors of Acquiror and Acquisition Sub and by Acquiror as the sole stockholder of Acquisition Sub and no other corporate proceedings on the part of Acquiror or Acquisition Sub are necessary to authorize the execution and delivery of this Agreement and the consummation by Acquiror and Acquisition Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Acquiror and Acquisition Sub and, assuming the due authorization, execution and delivery thereof by Company, constitutes a valid and legally binding agreement of Acquiror and Acquisition Sub enforceable against each of them in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.

(b) The execution and delivery of this Agreement by Acquiror and Acquisition Sub do not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or give rise to any obligation to make payments or provide compensation under, or result in the creation of any Lien upon any of the properties or assets of Acquiror or any of its Subsidiaries, under any of the terms, conditions or provisions of (i) the respective charters, by-laws, partnership agreements, trust declarations, or other similar organizational instruments of Acquiror or any of its Subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or Governmental Entity applicable to Acquiror or any of its Subsidiaries or any of their respective properties or assets or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease, partnership agreement, joint venture agreement or other instrument, obligation or agreement of any kind to which Acquiror or any of its Subsidiaries is now a party or by which Acquiror or any of its Subsidiaries or any of their respective properties or assets may be bound or affected. The consummation by Acquiror and Acquisition Sub of the transactions contemplated by this Agreement will not result in any violation, conflict, breach, termination, acceleration or creation of any Liens under any of the terms, conditions or provisions described in clauses (i) through (iii) of the preceding sentence, subject (A) in the case of the terms, conditions or provisions described in clause (ii) above, to obtaining (prior to the Effective Time) the Acquiror Required Statutory Approvals, and (B) in the case of the terms, conditions or provisions described in clause (iii) above, to those consents that have been obtained as of the date of this Agreement. Excluded from the foregoing sentences of this paragraph (b), insofar as they apply to the terms, conditions or provisions described in clauses (ii) and (iii) of the first sentence of this paragraph (b), and from the preceding sentence, are such violations, conflicts, breaches, defaults, terminations, accelerations, payments, compensations or creations of Liens, that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Acquiror or materially impair Acquiror’s ability to perform its obligations under this Agreement.

(c) Except for Acquiror Required Statutory Approvals, filings with and actions by the SEC in connection with the Form S-4, and filings with and actions by the NYSE in connection with the listing of the Acquiror Common Stock issuable in connection with the Merger and the other transactions contemplated by this Agreement, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery of this Agreement by Acquiror or Acquisition Sub or the consummation by Acquiror or Acquisition Sub of the transactions contemplated thereby. Excluded from the foregoing sentence are such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Acquiror or materially impair Acquiror’s ability to perform its obligations under this Agreement.

4.4 SEC Documents.

(a) Acquiror has previously delivered (except to the extent such filings are publicly available on the EDGAR system) to Company each registration statement, report, proxy statement or information statement (other than preliminary materials) filed by Acquiror with the Securities and Exchange Commission (“SEC”) since January 1, 2002, each in the form (including exhibits and any amendments thereto) filed with the SEC prior to the date hereof, and Acquiror has timely filed all forms, reports and documents required to be filed by it with the SEC pursuant to relevant securities statutes, regulations, policies and rules since January 1, 1999 (collectively, the “Acquiror Reports”). As of their respective dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, as of the date so amended, supplemented or superseded), the Acquiror Reports (i) were prepared in accordance with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and complied with the requirements thereof, including all of the then applicable accounting requirements and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in the Acquiror Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Acquiror and its Subsidiaries as of its date and each of the consolidated statements of operations, cash flows and stockholders’ equity included in the Acquiror Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of Acquiror and its Subsidiaries for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except, in the case of unaudited statements, for normal year-end audit adjustments and as otherwise may be noted therein.

(b) Acquiror maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information concerning Acquiror and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Acquiror’s filings with the SEC and other public disclosure documents.

4.5 Absence of Undisclosed Liabilities. Acquiror did not have at December 31, 2002, nor, to the knowledge of Acquiror, has it incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, and there is no existing condition, situation or circumstance that reasonably could be expected to result in such a liability or obligation, except liabilities, obligations, contingencies, conditions, situations or circumstances which (a) are disclosed in the Acquiror Reports, (b) were incurred after December 31, 2002 in the ordinary course of business and consistent with past practices, (c) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Acquiror or (d) have been discharged or paid in full prior to the date hereof.

4.6 Absence of Certain Changes or Events. Except as set forth in or contemplated by this Agreement or the Acquiror Disclosure Schedule, since December 31, 2002, Acquiror has not suffered or experienced any Material Adverse Effect on Acquiror.

4.7 Litigation. Other than matters existing or arising under Regulatory Laws in connection with the transactions contemplated by this Agreement which are to be dealt with as provided in Section 6.5, there are no claims, suits, actions or proceedings pending or, to the knowledge of Acquiror, threatened against, relating to or affecting Acquiror or any of its Subsidiaries before any court, governmental department, commission, agency, instrumentality or authority or any arbitrator that seek to restrain or enjoin the consummation of the Merger. Except as set forth in the initial clause of the preceding sentence, neither Acquiror nor any of its Subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator, which prohibits or restricts the consummation of the transactions contemplated by this Agreement.

4.8 Tax Treatment. Neither Acquiror nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance with respect to Acquiror or its Subsidiaries, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

4.9 No Acquiror Stockholders’ Approval Required. There is no requirement of any applicable law, statute, order, rule, regulation, ordinance or judgment of any Governmental Entity (including, any exchange upon which securities of Acquiror are publicly traded) which requires the approval or adoption by the shareholders of Acquiror of this Agreement, or any of the transactions contemplated hereby.

4.10 Financial Capability. Acquiror has the financial capacity to perform and to cause Acquisition Sub to perform all of its obligations under this Agreement, and Acquiror has currently available all funds necessary to pay the consideration set forth in Article 3 and any other amounts contemplated by this Agreement. Without limiting the foregoing, Acquiror’s ability to consummate and to cause Acquisition Sub to consummate the transactions contemplated hereby is not contingent on Acquiror’s ability to complete any public offering or private placement of equity or debt securities or to obtain any other type of financing prior to or on the Closing Date.

4.11 Disclosure Documents. None of the information supplied or to be supplied by Acquiror for inclusion or incorporation by reference in the Proxy Statement/Prospectus or any amendment or supplement thereto shall at the date the Proxy Statement/Prospectus or any such amendment or supplement is first mailed to the Company Common Stockholders or at the time of the Stockholders’ Approval, contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by Acquiror for inclusion or incorporation by reference in the Form S-4 or any amendment or supplement thereto will, at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, not misleading, it being understood that no representation or warranty is made by Acquiror in this Section 4.11 with respect to statements made or incorporated by reference therein based on information that was furnished in writing by Company or its Subsidiaries or any Selling Stockholder for inclusion or incorporation by reference in the Proxy Statement/Prospectus or the Form S-4. The Form S-4 and the Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of all applicable federal securities laws.

4.12 Advisors’ Fees. Except for Bear, Stearns & Co. Inc. and J.P. Morgan Securities, Inc., there is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of Acquiror or any of its Subsidiaries who might be entitled to any fee from Acquiror or any of its Subsidiaries (including, after the consummation of the Merger) in connection with the Merger or any of the other transactions contemplated by this Agreement.

4.13 Opinion of Financial Advisor. Acquiror has received the opinions of Bear, Stearns & Co. Inc. and J.P. Morgan Securities, Inc., financial advisor to Acquiror, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to Acquiror from a financial point of view.

4.14 No Additional Representations. Acquiror and Acquisition Sub acknowledge that neither Company nor any other Person advising or acting on behalf of Company or any Affiliate of Company has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Company or the business conducted by Company, in each case except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be set forth in the Company Disclosure Schedule.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company represents and warrants to Acquiror and Acquisition Sub as follows:

5.1 Organization and Qualification. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Company is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not, when taken together with all other such failures, reasonably be expected to have a Material Adverse Effect on Company. True, accurate and complete copies of Company’s certificate of incorporation and bylaws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Acquiror.

5.2 Capitalization.

(a) The authorized capital stock of Company consists of: (1) 5,000,000 shares of Company Preferred Stock, $1.00 par value per share, of which (A) 1,068,102 have been designated cumulative convertible, $13,800 liquidation preference shares, 688,029 of which are currently issued and outstanding as of September 12, 2003, and (B) 1,000,000 have been designated Series A junior participating preference shares, of which none are currently issued and outstanding as of the date of this Agreement, and (2) 200,000,000 shares of Company Common Stock, $.01 par value per share, 80,582,989 of which were issued and outstanding as of September 12, 2003. All of such issued and outstanding shares are validly issued and are fully paid, nonassessable and free of preemptive rights.

(b) Except as set forth in Section 5.2 of the Company Disclosure Schedule, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, stock appreciation rights (SARs), phantom stock, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Company Capital Stock, or obligating Company to grant, extend or enter into any such agreement or commitment. There are no voting trusts, proxies or other agreements or understandings to which Company is a party or is bound with respect to the voting of any shares of Company Capital Stock. As of the date of this Agreement and as of the Closing Date, the terms of the agreements evidencing the Company Stock Options will permit the actions contemplated by Section 3.1(l).

(c) The Board of Directors of Company has not declared any dividend or distribution with respect to the Company Capital Stock the record or payment date for which is on or after the date of this Agreement.

(d) As of the date hereof, (i) no bonds, debentures, notes or other indebtedness of Company having the right to vote are issued or outstanding, and (ii) there are no outstanding contractual obligations of Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or any shares of capital stock of any of Subsidiary of Company.

(e) The Company Common Stock and Company Preferred Stock are traded on the NYSE. No other securities of Company or any of its Subsidiaries are listed or quoted for trading on any United States domestic or foreign securities exchange.

5.3 Subsidiaries.

Except as set forth in Section 5.3 of the Company Disclosure Schedule,

(a) Each Subsidiary of Company is a corporation duly incorporated (or an entity duly formed) and organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, as the case may be, and has all corporate, partnership or other entity derived powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company. Each Subsidiary of Company is duly qualified to do business as a foreign corporation or entity, as the case may be, and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company. No Subsidiary of Company is in default in any respect in the performance, observation or fulfillment of any provision of its certificate or articles of incorporation or bylaws (or similar organizational documents). Other than its Subsidiaries, Company does not beneficially own or control, directly or indirectly, 5% or more of any class of equity or similar securities of any corporation or other entity whether incorporated or unincorporated. No securities issued by any Subsidiary of Company are registered or required to be registered with the SEC under the Exchange Act and since January 1, 2000, no securities issued by any Subsidiary of Company have been issued under a registration statement filed with the SEC under the Securities Act.

(b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of Company is owned by Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including, any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests), other than any restrictions imposed under the Securities Act. There are no outstanding (i) shares of capital stock or other voting securities or ownership interests in any of Company’s Subsidiaries, (ii) securities of Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any of Company’s Subsidiaries or (iii) options or other rights to acquire from Company or any of its Subsidiaries, or other obligation of Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any of Company’s Subsidiaries. There are no outstanding obligations of Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the securities referred to in clauses (i), (ii) or (iii) of this Section 5.3(b).

5.4 Authority; Non-Contravention; Approval.

Except as set forth in Section 5.4 of the Company Disclosure Schedule,

(a) Company has full corporate power and authority to enter into this Agreement and, subject to the Stockholders’ Approval and the Company Required Statutory Approvals, to consummate the transactions contemplated hereby. The Board of Directors of Company has (i) unanimously determined that this Agreement, the Merger and the transactions contemplated hereby are fair to and in the best interests of Company and the Stockholders, (ii) unanimously approved this Agreement and declared it advisable and (iii) unanimously resolved to recommend that the Stockholders approve and adopt this Agreement, the Merger and the transactions contemplated hereby, and such resolutions shall be in force and effect and neither rescinded nor superseded prior to or as of the Closing Date. No other corporate proceedings on the part of Company are necessary to authorize the execution and delivery of this Agreement or, except for the Stockholders’ Approval, the consummation by Company of the transactions contemplated hereby. Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery thereof by Acquiror and Acquisition Sub, this Agreement constitutes a valid and legally binding agreement of Company enforceable against Company in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.

(b) The execution and delivery of this Agreement by Company does not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or give rise to any obligation to make payments or provide compensation under, or result in the creation of any Lien upon any of the properties or assets of Company under any of the terms, conditions or provisions of (i) the respective charters, by-laws, partnership agreements, trust declarations, or other similar organizational instruments of Company or any of its Subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Company or any of its Subsidiaries or any of their respective properties or assets or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease, partnership agreement, joint venture agreement or other instrument, obligation or agreement of any kind to which Company or any of its Subsidiaries is now a party or by which Company or any of its Subsidiaries or any of their respective properties or assets may be bound or affected. The consummation by Company of the transactions contemplated by this Agreement will not result in any violation, conflict, breach, termination, acceleration or creation of Liens under any of the terms, conditions or provisions described in clauses (i) through (iii) of the preceding sentence, subject (A) in the case of the terms, conditions or provisions described in clause (ii) above, to obtaining (prior to the Effective Time) Company Required Statutory Approvals and the Stockholders’ Approval and (B) in the case of the terms, conditions or provisions described in clause (iii) above, to obtaining (prior to the Effective Time) consents from lessors or other third parties that are listed in the Company Disclosure Schedule. Excluded from the foregoing sentences of this paragraph (b), insofar as they apply to the terms, conditions or provisions described in clauses (ii) and (iii) of the first sentence of this paragraph (b) are such violations, conflicts, breaches, defaults, terminations, accelerations, payments, compensations or creations of Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company or materially impair Company’s ability to perform its obligations under this Agreement.

(c) Except for Company Required Statutory Approvals, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Company or the consummation by Company of the transactions contemplated thereby. Excluded from the foregoing sentence are such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company or materially impair Company’s ability to perform its obligations under this Agreement.

(d) The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Stockholders’ Approval”) is the only vote of the holders of any class or series of Company’s Capital Stock necessary to approve the Merger and the consummation of the transactions contemplated hereby.

5.5 SEC Documents.

(a) Company has previously delivered (except to the extent such filings are publicly available on the EDGAR system) to Acquiror each registration statement, report, proxy statement or information statement (other than preliminary materials) filed by Company with the SEC since January 1, 2002, each in the form (including exhibits and any amendments thereto) filed with the SEC prior to the date hereof, and Company has timely filed all forms, reports and documents required to be filed by it with the SEC pursuant to relevant securities statutes, regulations, policies and rules since January 1, 1999 (collectively, the “Company Reports”). As of their respective dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, as of the date so amended, supplemented or superseded), the Company Reports (i) were prepared in accordance with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and complied with the requirements thereof including all of the then applicable accounting requirements and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in the Company Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Company and its Subsidiaries as of its date and each of the consolidated statements of operations, cash flows and stockholders’ equity included in the Company Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of Company and its Subsidiaries for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except, in the case of unaudited statements, for normal year-end audit adjustments and as otherwise may be noted therein. The principal executive officer of Company and the principal financial officer of Company (and each former principal executive officer or principal financial officer of Company) have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC promulgated thereunder with respect to the Company Reports filed since such certifications have been required. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(b) Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Company’s filings with the SEC and other public disclosure documents. Since January 1, 1999, Company has not received notice from the SEC or any other Governmental Entity that any of its accounting policies or practices are the subject of any review, inquiry, investigation or challenge other than comments from the SEC on Company filings which comments have either been satisfied or withdrawn by the SEC.

(c) Company has not filed any report with the SEC or any other securities regulatory authority or any securities exchange or other self regulatory authority that, as of the date of this Agreement, remains confidential.

5.6 Absence of Undisclosed Liabilities. Except as set forth in Section 5.6 of the Company Disclosure Schedule, Company did not have at December 31, 2002, nor, to the knowledge of Company, has it incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, and there is no existing condition, situation or circumstance that reasonably could be expected to result in such a liability or obligation, except liabilities, obligations, contingencies, conditions, situations or circumstances which (a) are disclosed in the Company Reports, (b) were incurred after December 31, 2002 in the ordinary course of business and consistent with past practices, (c) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company or (d) have been discharged or paid in full prior to the date hereof. Company has not been a party to any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303 of Regulation S-K of the Exchange Act) at any time since January 1, 1999.

5.7 Absence of Certain Changes or Events. Except as set forth in or contemplated by this Agreement or the Company Disclosure Schedule, since December 31, 2002, Company has not suffered or experienced any Material Adverse Effect. Since June 30, 2003, the Company has not engaged in any material transaction of a kind or taken any action that would be prohibited (or otherwise would require the consent of Acquiror) pursuant to Section 6.1(a), Section 6.1(b), Section 6.1(c), Section 6.1(d)(ii), Section 6.1(d)(iii), Section 6.1(d)(iv), Section 6.1(d)(v), Section 6.1(f), Section 6.1(g), Section 6.1(h), Section 6.1(i), Section 6.1(k), Section 6.1(l) and Section 6.1(n) with respect to the foregoing subsections of Section 6.1 if such transaction occurred after the date hereof and prior to the Closing, except for matters (a) set forth in Section 5.7 of the Company Disclosure Schedule, or (b) disclosed in the Company Reports.

5.8 Litigation

(a) Other than matters existing or arising under Regulatory Laws in connection with the transactions contemplated by this Agreement which are to be dealt with as provided in Section 6.5, there are no claims, suits, actions or proceedings pending or, to the knowledge of Company, threatened against, relating to or affecting Company before any court, governmental department, commission, agency, instrumentality or authority or any arbitrator that seek to restrain or enjoin the consummation of the Merger or seek other relief or remedy and which would reasonably be expected, either alone or in the aggregate with all such claims, actions or proceedings not otherwise disclosed in Section 5.8 of the Company Disclosure Schedule, to have a Material Adverse Effect on Company. Except as set forth in the initial clause of the preceding sentence, neither Company nor any of its Subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator, which prohibits or restricts the consummation of the transactions contemplated by this Agreement or which would reasonably be expected, either alone or in the aggregate with all judgments, decrees, injunctions, rules or orders, to have a Material Adverse Effect on Company, or which restricts the conduct of the business of Company or any of its Subsidiaries or the ability of Company or any of its Subsidiaries to compete freely with any other Person. Except as disclosed in Section 5.8 of the Company Disclosure Schedule, there are no

(i) material claims, suits, actions or proceedings pending against Company or any of its Subsidiaries, or (ii) to the knowledge of Company, material investigations or threatened material claims, suits, actions or proceedings against Company or any of its Subsidiaries.

(b) Section 5.8 of the Company Disclosure Schedule sets forth each action, suit, investigation or proceeding pending as of the date of this Agreement against Company or any Subsidiary of Company, or any director, officer or employee of Company or any Subsidiary of Company alleging any violation of federal or state securities laws, the DGCL or the rules or regulations of the NYSE.

5.9 No Violation of Law. Neither Company nor any of its Subsidiaries is in violation of or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment of any governmental or regulatory body or authority, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company. Company and its Subsidiaries have all permits, licenses, approvals, authorizations of and registrations with and under all laws, and from all Governmental Entities, required by Company and its Subsidiaries to carry on their respective businesses as currently conducted, except where the failure to have such permits, licenses, approvals, authorizations and registrations, individually or in the aggregate with such other failures not otherwise disclosed in Section 5.9 of the Company Disclosure Schedule, would not reasonably be expected to have a Material Adverse Effect on Company.

5.10 Compliance with Agreements. Except as set forth in Section 5.10 of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (a) the charter or by-laws of Company or (b) the contracts, commitments, agreements, leases, licenses, and other instruments of Company or its Subsidiaries, except, in the case of clause (b) above, for breaches, violations and defaults which, alone or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company.

5.11 Taxes.

Except as set forth in Section 5.11 of the Company Disclosure Schedule,

(a) Company and its Subsidiaries have (i) duly filed with the appropriate Governmental Entities all Tax Returns required to be filed, and such filed Tax Returns are correct and complete in all material respects, (ii) duly paid in full or made adequate provision for the payment of all Taxes for all applicable periods and (iii) duly withheld and paid all Taxes required by applicable law to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third party. No claim has ever been made by an authority in a jurisdiction where any of Company or its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The liabilities and reserves for Taxes reflected in the balance sheet included in the Company Reports are adequate to cover all Taxes of Company and its Subsidiaries for all periods ending at or prior to the date of such balance sheet and there are no material Liens for Taxes upon any property or asset of either of Company or any of its Subsidiaries, except for Liens for Taxes not yet due. No audit or administrative or judicial Tax proceeding is pending or being conducted with respect to Company or any of its Subsidiaries. Neither Company nor any Subsidiary has received any written notice indicating an intent to open an audit or other review, a request for information related to Tax matters, or notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed. Company has delivered to Acquiror correct and complete copies of all federal income Tax Returns filed for 1999, 2000, 2001 and 2002, and for all other open years. There are no unresolved issues of law or fact which, to the knowledge of Company, exist or which arise out of a notice of deficiency, proposed deficiency or assessment from the Internal Revenue Service or any other governmental taxing authority with respect to Taxes of Company or its Subsidiaries. Neither Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency other than waivers and extensions which are no longer in effect. Neither Company nor any of its Subsidiaries has any request for a material ruling in respect of Taxes pending before any Governmental Entity. Neither Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes with any entity that is not, directly or indirectly, the Company or a wholly owned Subsidiary of Company. Neither Company nor any of its Subsidiaries has any liability for Taxes on gains required to be recognized under Section 355(e) of the Code or has made any election under Section 341(f) of the Code. Excluded from this Section 5.11 are any Taxes, Tax Returns or other matters pertaining to Taxes of Company which, alone or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company.

(b) Neither Company nor any Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or would result, whether as a result of the Merger or the other transactions contemplated by this Agreement, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code § 280G, or (ii) any amount that will not be fully deductible as a result of Code § 162(m).

5.12 Tax Treatment.

Neither Company nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance with respect to Company or its Subsidiaries, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

5.13 Employee Benefit Plans; ERISA.

(a) (1) Section 5.13 of the Company Disclosure Schedule lists (A) each plan, program, arrangement, practice and policy under which one, or more than one, current or former officer, employee or director of Company or a Subsidiary of Company has any right to employment, to purchase or receive any stock or other securities of Company or a Subsidiary of Company or to receive any compensation (whether in the form of cash or stock or otherwise) or benefits of any kind or description whatsoever in any material amount or under which Company or a Subsidiary of Company has any material liability and (B) each employee benefit plan within the meaning set forth in Section 3(3) of ERISA under which the Company or a Subsidiary has any liability.

(2) Each plan, program, arrangement, practice and policy described in Section 5.13(a)(1) shall be referred to individually as a “Union Plan” and shall be referred to collectively as the “Union Plans” if described in Section 414(f) of the Code, and each other plan, program, arrangement, practice and policy described in Section 5.13(a)(1) shall be referred to individually as a “Company Plan” and collectively as the “Company Plans”.

(b) The Company has delivered to Acquiror (i) a current, complete and accurate copy of each Company Plan which is set forth in writing (and any related trust, insurance contract or other funding arrangement) and a written summary of each Company Plan which is not set forth in writing and (ii) a copy of the most recent Annual Report (Form 5500) and all related exhibits and reports) for each Company Plan which is subject to ERISA.

(c) No Company Plan is subject to Title IV of ERISA or Section 412 of the Code, and no Company Plan is a multiemployer plan within the meaning of Section 414(f) of the Code or a plan described in Section 413(c) of the Code. Neither the Company nor a Subsidiary has any liability for any withdrawal or partial withdrawal from any Union Plan and, based on information provided by each Union Plan subject to Title IV of ERISA, the Company has no reason to believe that the either the Company or any Subsidiary would have any liability under Title IV of ERISA to any Union Plan if the Company or a Subsidiary incurred a withdrawal or partial withdrawal from such Union Plan.

(d) There have been no prohibited transactions within the meaning of Section 406 or Section 407 of ERISA or Section 4975 of the Code with respect to any of the Company Plans that could result in penalties, taxes, liabilities or indemnification obligations which, individually or in the aggregate, could have a Material Adverse Effect on Company, and there has been no other event, or more than one other event, with respect to any Company Plan that could result in any liability for the Company or any Subsidiary related to any excise Taxes under the Code or to any liabilities under ERISA which could have a Material Adverse Effect on Company.

(e) Each Company Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service on the plan as currently in effect or has pending an application for such a determination letter from the Internal Revenue Service on the plan as currently in effect, and the Company is not aware of any reason likely to result in the revocation of any favorable determination letter which has been received or in the Internal Revenue Service declining to issue a favorable determination letter on a pending application. The Company has provided to Acquiror a copy of the most recent Internal Revenue Service favorable determination letter with respect to each such Company Plan and, if such letter does not cover a Company Plan as currently in effect, a copy of the application to the Internal Revenue Service for such a letter.

(f) Each Company Plan has been maintained and administered in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Company Plan or to the Company or any Subsidiary as a sponsor, a plan administrator or a fiduciary of such Company Plan. If a former Company Plan has been terminated by or all or any part of the liabilities of the Company or any Subsidiary for any current or former Company Plan or Union Plan have been transferred to another employer, such termination or transfer was properly effected and neither Company nor any of its Subsidiaries has any further liability with respect to such termination or transfer.

(g) Except as set forth in Section 5.13 of the Company Disclosure Schedule, neither the requisite corporate or stockholder approval of, nor the consummation of, the transactions contemplated by this Agreement will (either alone or together with any other event, including, any termination of employment) entitle any current or former officer, employee, director or other independent contractor of the Company or a Subsidiary to any change in control payment or benefit, transaction bonus or similar benefit or severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Plan.

(h) Except as set forth in Section 5.13 of the Company Disclosure Schedule, neither the Company nor any Subsidiary has any material liability in respect of post-retirement health, medical or life insurance benefits for any current or former officer, employee, director or independent contractor except as required to avoid excise Tax under Section 4980B of the Code.

(i) All contributions and other payment due from the Company or any Subsidiary with respect to each Company Plan and each Union Plan have been made or paid in full or are shown in the Company Reports, and all of the assets which have been set aside in a trust, escrow account or insurance company separate account to satisfy any obligations under any Company Plan are shown on the books and records of each such trust or account at their current fair market value as of the most recent valuation date for such trust or account, and the fair market value of all such assets as of each such valuation date equals or exceeds the present value of any obligation under any Company Plan.

(j) There are no pending or threatened claims with respect to a Company Plan (other than routine and reasonable claims for benefits made in the ordinary course of the plan’s operations) or with respect to the terms and conditions of employment or termination of employment of any current or former officer, employee or independent contractor of the Company or a Subsidiary, which claims could reasonably be expected to result in any material liability to the Company or a Subsidiary, and no audit or investigation by any domestic or foreign governmental or other law enforcement agency is pending or, to the knowledge of the Company or a Subsidiary, has been proposed with respect to any Company Plan.

(k) Section 5.13 of the Company Disclosure Schedule sets forth the number of individuals who were performing services for Company on September 1, 2003 who were classified by Company as independent contractors. Each individual who performs, or has performed, services for the Company or a Subsidiary as an employee or as an independent contractor is, or has been, properly classified as an employee or as an independent contractor, except where failure to properly classify such individual(s) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company.

(l) Vesting for options which are outstanding under Company Stock Option Plans, including accelerated vesting which will occur at the Effective Time, has been effected in accordance with the terms of the plans and with the rules of the New York Stock Exchange, and the interests in or shares available for issuance under each such Company Stock Option Plan are properly registered pursuant to the Securities Act on a Form S-8.

5.14 Labor. Except as set forth in Section 5.14 of the Company Disclosure Schedule, there are no controversies pending or, to the knowledge of Company, threatened between Company or any of its Subsidiaries and any representatives of any of their employees. To the knowledge of Company, there are no organizational efforts presently being made involving any of the presently unorganized employees of Company or its Subsidiaries and no executive or key employee or group of employees of Company has any plan to terminate his or her employment with Company or has threatened to do so. Company and its Subsidiaries have complied with all laws relating to employment and labor, including, any provisions thereof relating to wages, hours, collective bargaining and the payment of social security and similar Taxes. No person has asserted that Company or any of its Subsidiaries is liable for any arrears of wages or any Taxes or penalties for failure to comply with any of such laws. Excluded from the foregoing sentences of this Section 5.14 are controversies, organizational efforts, non-compliance and liabilities which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company.

5.15 Real Estate.

(a) Section 5.15 of the Company Disclosure Schedule sets forth the address of all real property owned by Company or any Subsidiary of Company as of the date hereof (the “Owned Real Property”). Company or one of its Subsidiaries, as applicable, holds good and marketable title to the Owned Real Property, free and clear of all Liens except for (i) Liens for current Taxes or assessments that are not yet delinquent, (ii) builder, mechanic, warehousemen, materialmen, contractor, landlord, workmen, repairmen, carrier or other similar Liens arising and continuing in the ordinary course of business for obligations that are not yet delinquent, (iii) the rights, if any, of vendors having equipment associated with equipment financed by the Company and its Subsidiaries, (iv) Liens arising from the receipt by Company and its Subsidiaries of progress payments by the United States government, (v) Liens securing rental payments under capital lease arrangements and (vi) other Liens which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company.

(b) Section 5.15 of the Company Disclosure Schedule sets forth the address of all material real property in which Company or any Subsidiary of Company holds a leasehold or subleasehold estate (the “Leased Real Property”; the leases or subleases for such Leased Real Property being referred to as the “Leases”). With respect to each of the Leases: (i) Company or such Subsidiary, as applicable, holds good and marketable title to the leasehold or subleasehold interest thereunder; and (ii) neither Company nor any Subsidiary has assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered such Lease, or any interest therein, except as set forth in Section 5.15 of the Company Disclosure Schedule.

5.16 Environmental Matters.

(a) Except as set forth in Section 5.16 of the Company Disclosure Schedule, Company and its Subsidiaries have conducted their business in compliance with all Environmental Laws, including having all permits, licenses and other approvals and authorizations necessary for the operation of their business as presently conducted. Company and its Subsidiaries have not received any notices, demand letters or requests for information from any Governmental Entity, which has not heretofore been resolved with such Governmental Entity, indicating that Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law. There are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or to the knowledge of Company, threatened against Company or any of its Subsidiaries relating to any violation of or liability under, or alleged violation of or liability under, any Environmental Law. Neither Company nor any of its Subsidiaries has disposed of Hazardous Substances at a location that requires remediation under Environmental Laws. There has been no Release of Hazardous Substances which requires remediation under Environmental Laws at any property currently owned or operated by Company or its Subsidiaries, nor, to Company’s knowledge has there been a Release of Hazardous Substances that requires remediation under Environmental Laws at any property formerly owned or operated by Company or its Subsidiaries during the period of such ownership or operation. Excluded from this Section 5.16 are any violations, liabilities, Releases, matters, or conditions that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company.

(b) There has been no material environmental investigation, study, audit, test, review or other analysis conducted by or on behalf of Company of which Company has knowledge in relation to the current or prior business of Company or any of its Subsidiaries or any property or facility now or previously owned or leased by Company or any of its Subsidiaries that Company has not provided to Acquiror prior to the date of this Agreement.

(c) Except as set forth in Section 5.15 of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries owns, leases or operates any real property, or conducts or has conducted any operations, in New Jersey or Connecticut.

(d) For purposes of clause (a) of this Section 5.16, the terms “Company” and “Subsidiary” shall include any entity that is, in whole or in part, a predecessor in interest of Company or any of its Subsidiaries under applicable corporate law.

5.17 Contracts and Commitments; Suppliers and Customers

(a) Except for contracts, commitments, agreements, leases, licenses, and other instruments disclosed in Section 5.17 of the Company Disclosure Schedule (collectively, the “Material Contracts”), neither Company nor any of its Subsidiaries is a party to or bound by: (a) any agreements with any present Stockholder, employee, officer or director (or former stockholder, employee, officer or director to the extent there remain at the date hereof obligations to be performed by Company or any of its Subsidiaries); (b) any material agreements with a consultant, sales representative, agent or dealer not terminable upon 30 days written notice; (c) agreements or indentures relating to the borrowing of money or the deferred purchase price of property (in either case whether or not secured in any way), or any guarantee of any of the foregoing, having a remaining balance on the date hereof in an amount exceeding $2,500,000 or in respect of which Company or one of its Subsidiaries is not authorized to prepay the related indebtedness on 30 days or less advance notice; (d) any partnership, joint venture, profit-sharing or similar agreement; (e) contracts, not entered into in the ordinary course of business on an arm’s-length basis, that are material to Company; (f) any collective bargaining agreements, memoranda or understanding, settlements or other labor agreements with any union or labor organization applicable to Company, its Affiliates or their employees; (g) any agreements or arrangements for the acquisition or sale of any business of Company entered into since January 1, 2001 (or, without regard to such date, to the extent any indemnification or similar obligations of Company or any of its Subsidiaries exist as of the date of this Agreement) or any such agreement or arrangement, regardless of when such agreement or arrangement was entered into, that has not yet been consummated or in respect of which Company or any of its Subsidiaries has any remaining obligations (whether by merger, sale or purchase of assets or stock, consolidation, share exchange or otherwise); (h) any agreement which imposes non-competition or non-solicitation restrictions, or any “exclusivity” or similar provision or covenant, including any organizational conflict of interest prohibition, restriction, representation, warranty or notice provision or any other restriction on future contracting set forth in Company’s Government Contracts; (i) any employment, severance or other similar agreement which contains a change of control or “golden parachute” provision; and (j) any other agreements to which Company or any of its Subsidiaries is a party or by which they or any of their assets are bound and which involves consideration or other obligation in excess of $10,000,000 annually.

(b) Since January 1, 2001 (i) no supplier or customer of Company or any of its Subsidiaries has canceled or otherwise terminated its relationship with Company or any of its Subsidiaries, except for such cancellations and terminations that, individually or in the aggregate, would not reasonably be expected to have, a Material Adverse Effect on Company, (ii) to the knowledge of Company, no supplier or customer of Company or any of its Subsidiaries has provided written notice to Company or any of its Subsidiaries of its intent either to terminate its relationship with Company or any of its Subsidiaries or to cancel any material agreement with Company or any of its Subsidiaries, except for such terminations and cancellations that, individually or in the aggregate, would not reasonably be expected to have, a Material Adverse Effect on Company, (iii) to the knowledge of Company, none of the suppliers of Company or any of its Subsidiaries is unable to continue to supply the products or services supplied to Company or any of its Subsidiaries by such supplier, except for such inabilities that, individually or in the aggregate, would not reasonably be expected to have, a Material Adverse Effect on Company, and (iv) except as set forth in Section 5.17 of the Company Disclosure Schedule, Company and its Subsidiaries have no direct or indirect ownership interest in any supplier or customer of Company or any of its Subsidiaries that is material to Company and its Subsidiaries taken as a whole.

5.18 Intellectual Property Rights.

(a) (i) Except as set forth in Section 5.18 of the Company Disclosure Schedule, Company and its Subsidiaries own all right, title and interest in or have valid and enforceable rights to use, by license or other agreement, all of the Intellectual Property Rights that are currently used in the conduct of Company’s or any of its Subsidiary’s business, free of all liens, pledges, charges, options, rights of first refusal, security interests or other encumbrances of any kind, (ii) no action, claim, arbitration, proceeding, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) has commenced, been brought or heard by or before any Governmental Entity or arbitrator or is pending or is threatened in writing by any third Person with respect to any Intellectual Property Rights owned or used by Company or any of its Subsidiaries in connection with their respective businesses as currently conducted, including any of the foregoing that alleges that the operation of any such business infringes, misappropriates, impairs, dilutes or otherwise violates the rights of others, and there are no grounds for the same, and Company and its Subsidiaries are not subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement, or other dispute involving any third Person’s Intellectual Property Rights, and (iii) to the knowledge of Company, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Intellectual Property Rights owned or used by Company or any of its Subsidiaries in connection with their respective businesses as currently conducted and neither Company nor any of its Subsidiaries has brought or threatened any such claims, suits, arbitrations or other adversarial proceedings against any third party that remain unresolved. Excluded from the foregoing provisions of this Section 5.18 are matters that, individually or in the aggregate with other such matters not otherwise disclosed in Section 5.18 of the Company Disclosure Schedule, would not reasonably be expected to have a Material Adverse Effect on Company. All of the material Intellectual Property owned or used by Company or any of its Subsidiaries prior to the Closing will be owned or available for use by Company and its Subsidiaries immediately after the Closing on substantially the same terms and conditions as prior to the Closing.

(b) For purposes of this Agreement, “Intellectual Property Rights” means any or all rights in, arising out of or associated with any of the following: (i) all United States, international and foreign patents and patent applications (including all reissues, reexaminations, divisionals, renewals, extensions, provisionals, continuations, continuations-in-part, patent disclosures, mask works and integrated circuit topographies) and all equivalents thereof; (ii) all computer software (including source and object code) and related documentation, confidential information, trade secrets, inventions (whether patentable or not), business information, customer lists, know how, show how, technology and all documentation relating to any of the foregoing; (iii) all United States and foreign copyrights, copyright registrations and applications therefor in both published and unpublished works; (iv) all United States and foreign trademarks and service marks (whether or not registered), trade names, designs, logos, slogans and general intangibles of like nature, together with all goodwill appurtenant thereto, and applications for registration of any of the foregoing; and (v) Internet domain name registrations and applications therefor.

5.19 Section 203 of the DGCL Not Applicable. The Board of Directors of Company has approved the Merger, this Agreement and the transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger and the other transactions contemplated hereby the restrictions contained in Section 203 of the DGCL, and no other antitakeover or similar statute or regulation of the State of Delaware or any other state or jurisdiction applies or purports to apply to any such transactions.

5.20 Government Contracts. Except as set forth in Section 5.20 of the Company Disclosure Schedule, to the knowledge of Company, with respect to any Government Contracts, there is, as of the date of this Agreement, no (a) civil fraud or criminal investigation by any Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Company, (b) suspension or debarment proceeding (or equivalent proceeding) against Company or any of its Subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Company, (c) request by a Governmental Entity for a contract price adjustment based on a claimed disallowance by the Defense Contract Audit Agency (or other applicable Governmental Entity) or claim of defective pricing in excess of $1,000,000, (d) dispute between Company or any of its

Subsidiaries and a Governmental Entity which, since December 31, 2000, has resulted in a government contracting officer’s final decision where the amount in controversy exceeds or is expected to exceed $1,000,000 or (e) claim or request for equitable adjustment by Company or any of its Subsidiaries against a Governmental Entity in excess of $1,000,000.

5.21 Relations with Governments. To the knowledge of Company, neither Company nor any of its Subsidiaries, nor any director, officer, agent or employee of Company or any of its Subsidiaries, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (b) made any unlawful payment or offered anything of value to foreign or domestic government officials or employees or to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (c) made any other unlawful payment, or (d) violated any applicable export control, money laundering or anti-terrorism law or regulation, nor have any of them otherwise taken any action which would cause Company or any of its Subsidiaries to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law of similar effect.

5.22 Stockholder Rights Plan. The Board of Directors of Company has approved the Merger, this Agreement and the transactions contemplated hereby, and such approval is sufficient to render, with respect to the Merger, this Agreement and the transactions contemplated hereby, the rights of holders of Company Common Stock to acquire Company Common Stock or any shares of capital stock of Company or any of its Subsidiaries under the Rights Agreement inapplicable such that, upon the consummation of the Merger as contemplated by this Agreement, the Rights issued under the Rights Agreement shall expire in accordance with the terms of the Rights Agreement and not become exercisable as a result of the Merger or any of the other transactions contemplated by this Agreement, and, upon consummation of the Merger as contemplated by this Agreement, the Rights Agreement shall terminate in accordance with its terms without any payments being made or due and payable by Company or any of its Subsidiaries or Acquiror or any of its Subsidiaries.

5.23 No Existing Discussions. As of the date of this Agreement, Company is not engaged, directly or indirectly, in any negotiations or discussions with any other party with respect to an Acquisition Proposal.

5.24 Disclosure Documents. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus or any amendment or supplement thereto shall, at the date the Proxy Statement/Prospectus or any such amendment or supplement is first mailed to the Company Common Stockholders of Company or at the time of the Stockholders’ Approval contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the Form S-4 or any amendment or supplement thereto will, at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, not misleading. No representation or warranty is made by Company in this Section 5.24 with respect to statements made or incorporated by reference therein based on information that was not supplied by Company or its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement/ Prospectus or the Form S-4. The Proxy

Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act.

5.25 Advisors’ Fees. Except for Relational Advisors LLC, a copy of whose engagement agreement has been provided to Acquiror prior to the date of this Agreement, there is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of Company or any of its Subsidiaries who might be entitled to any fee from Company or any of its Subsidiaries (including, after the consummation of the Merger from Acquiror or any of its Subsidiaries) in connection with the Merger or any of the other transactions contemplated by this Agreement.

5.26 Opinion of Financial Advisor. Company has received the opinion of Relational Advisors LLC, financial advisor to Company, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Stockholders from a financial point of view.

5.27 Certain Loans and Other Transactions. Except as set forth on Section 5.27 of the Company Disclosure Schedule, no present or former director, officer or employee (or Person affiliated with any such director, officer or employee) of Company or any of its Subsidiaries owes money to Company or any of its Subsidiaries pursuant to a loan or other arrangement. Section 5.27 of the Company Disclosure Schedule sets forth for each such loan or other arrangement the initial principal amount, amount outstanding as of December 31, 2002, interest rate and maturity date. Except as set forth in Company Reports, since January 1, 2000, no event has occurred that would be required to be reported as a “Certain Relationship or Related Transaction” disclosure pursuant to Item 404 of Regulation S-K promulgated by the SEC.

5.28 Insurance. All material insurance policies of Company and its Subsidiaries, including the Fiduciary Liability insurance policy previously delivered to Acquiror (the “Insurance Policies”) are in full force and effect and provide insurance in such amounts and against such risks as the management of Company reasonable has determined to be prudent in accordance with industry practices or as is required by law. Neither Company nor any of its Subsidiaries is in material breach or default, and neither Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of any of the Insurance Policies. No notice of cancellation or termination has been received by Company with respect to any such Insurance Policy other than as is customary in connection with renewals of existing Insurance Policies.

5.29 No Additional Representations. Company acknowledges that neither Acquiror nor Acquisition Sub, nor any other Person advising or acting on behalf of Acquiror, Acquisition Sub, or any Affiliate of Acquiror or Acquisition Sub, has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Acquiror or Acquisition Sub or the business conducted by Acquiror or Acquisition Sub, in each case, except as expressly set forth in this Agreement.

ARTICLE 6

COVENANTS

6.1 Conduct of Business by Company Pending the Merger. After the date hereof and except as set forth in Section 6.1 of the Company Disclosure Schedule, prior to the Closing Date or earlier termination of this Agreement, unless Acquiror shall otherwise agree in writing, Company shall, and shall cause its Subsidiaries, subject to restrictions imposed by applicable law, to:

(a) conduct its business in the ordinary and usual course of business and consistent with past practice;

(b) not (i) amend or propose to amend its certificate of incorporation or by-laws, (ii) split, combine or reclassify its outstanding capital stock, (iii) declare, set aside or pay any dividend or distribution payable in stock or property other than dividends payable upon the Company Preferred Stock pursuant to the existing terms thereto, or (iv) repurchase, redeem or otherwise acquire any of its outstanding share of capital stock, other than the Company Preferred Stock in accordance with the provisions of Section 6.14;

(c) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of its or its Subsidiaries’ capital stock, or any debt or equity securities convertible into, exchangeable for or exercisable for such capital stock, or enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing, except for issuances of Company Common Stock pursuant to the exercise of rights or options outstanding as of the date of this Agreement under the Company Stock Option Plans and Company Warrants outstanding as of the date of this Agreement;

(d) not (i) incur or become contingently liable with respect to any indebtedness for borrowed money, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock, (iii) make any acquisition of any assets or businesses or any other capital expenditures other than expenditures for fixed or capital assets in the ordinary course of business, (iv) sell, pledge, dispose of or encumber any assets or businesses other than sales in the ordinary course of business, (v) loan, advance funds or make any investment in or capital contribution to any other Person other than to any Subsidiary, or (vi) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

(e) use commercially reasonable efforts to preserve intact its business organizations and goodwill, keep available the services of its present officers and key employees, preserve the goodwill and business relationships with customers, suppliers and others having business relationships with Company and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement;

(f) use commercially reasonable efforts to maintain with financially responsible insurance companies insurance on its tangible assets and its business in such amounts and against such risks and losses as are consistent with past practice;

(g) not enter into any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Company or any of its Subsidiaries (other than the transactions contemplated by this Agreement);

(h) not alter, through merger, liquidation, reorganization, restructuring or any other fashion, the corporate structure or ownership of any of Company’s Subsidiaries;

(i) not enter into any sale, lease or license or suffer to exist any Lien (except for Permitted Liens) in respect of any of its assets, other than (i) Liens securing intercompany indebtedness, (ii) sales or dispositions of property or inventory in the ordinary course of business consistent with past practice, (iii) leases and licenses with a term of less than one year of property in the ordinary course of business consistent with past practice, (iv) leases and licenses with a term of at least one year of property in the ordinary course of business consistent with past practice and (v) sales, leases or licenses with respect to immaterial assets;

(j) except for loans, advances, capital contributions or investments made to a wholly-owned Subsidiary of Company in the ordinary course of business consistent with past practice, not make any loan, advance or capital contribution to, or investments in, any other Person;

(k) except as required by generally accepted accounting principles, not revalue in any material respect of any of its assets, including writing down the value of inventory or writing-off notes or accounts receivables other than in the ordinary course of business consistent with past practice, or change any method of accounting or accounting principles or practice;

(l) except as required by law or as is consistent with past practice, not make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, extend or waive any applicable statute of limitations with respect to Taxes, file any amended Tax Returns, enter into any closing agreement in respect of any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(m) not (i) grant any severance, retention or termination pay to, or amend any existing severance, retention or termination arrangement with, any current or former director, officer or employee of Company or any of its Subsidiaries, (ii) increase or accelerate the payment or vesting of, benefits payable under any existing severance, retention or termination pay policies or employment agreements, (iii) enter into or amend any employment, consulting, deferred compensation or other similar agreement with any director, officer, consultant or employee of Company or any of its Subsidiaries, (iv) establish, adopt or amend (except as required by applicable law) any collective bargaining agreement, bonus, profit-sharing, thrift, pension, retirement, post-retirement medical or life insurance, retention, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any present or former director, officer or employee, or any beneficiaries thereof, of Company or any of its Subsidiaries or (v) increase the compensation, bonus or other benefits payable to any director, officer or employee of Company or any of its Subsidiaries, except for salary increases as a result of employee promotions in the ordinary course of business consistent with past practice or required by the terms of existing arrangements, policies or agreements set forth in the Company Disclosure Schedule; or

(n) enter into or authorize an agreement with respect to any of the foregoing actions, or commit to take any action to effect any of the foregoing actions.

6.2 Control of Operations. Nothing contained in this Agreement shall give to Acquiror, directly or indirectly, rights to control or direct the operations of Company prior to the Effective Time. Prior to the Effective Time, Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries’ operations.

6.3 No Solicitation by Company.

(a) Company agrees that it and its Subsidiaries will not (and Company will not permit its or its Subsidiaries’ officers, directors, employees, agents or representatives, including any investment banker or other financial advisor, attorney, consultant, accountant or other Person retained by Company or any of its Subsidiaries, to):

(i)	directly or indirectly, solicit, initiate or knowingly facilitate or encourage the making by any Person (other than Acquiror and its Subsidiaries) of any inquiry, proposal or offer (including any proposal or offer to Company’s Stockholders) that constitutes or would reasonably be expected to lead to, a proposal for any tender offer, merger, consolidation, recapitalization, reorganization, share exchange, business combination, liquidation, dissolution or similar transaction involving Company or any of its Subsidiaries and a third party, or any acquisition by a third party of any Company Capital Stock (other than upon the exercise of the Company Stock Options that are outstanding on the date hereof in accordance with their terms) or any business or assets of Company or any of its Subsidiaries (other than acquisitions of a business or assets in the ordinary course of business that constitute less than 5% of the net revenues, net operating income and assets of Company and its Subsidiaries, taken as a whole), or any combination of the foregoing, in a single transaction or a series of related transactions (in each case, an “Acquisition Proposal”);

(ii)	directly or indirectly, participate or engage in discussions or negotiations concerning an Acquisition Proposal (and Company, its Subsidiaries and all such Persons shall immediately cease and cause to be terminated any existing discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal), or furnish or disclose to any Person any information with respect to or in furtherance of any Acquisition Proposal, or provide access to its properties, books and records or other information or data to any Person with respect to or in furtherance of any Acquisition Proposal;

(iii)	grant any waiver or release under any confidentiality agreement, standstill agreement or similar agreement with respect to Company or any of its Subsidiaries; or

(iv)	execute or enter into any agreement, understanding or arrangement with respect to any Acquisition Proposal, or approve or recommend or propose to approve or recommend any Acquisition Proposal or any agreement, understanding or arrangement relating to any Acquisition Proposal (or resolve or authorize or propose to agree to do any of the foregoing actions).

(b) Nothing contained in the foregoing Section 6.3(a) shall prevent Company or its Board of Directors, at any time prior to receipt of Stockholders’ Approval with respect to the Merger, from (i) taking and disclosing to the Stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders required to be made by applicable statute, law, rule or regulation in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to stockholders with regard to any Acquisition Proposal; provided, however, that neither Company nor the Board of Directors of Company shall, except as specifically permitted by Section 6.4(b), withdraw, withhold, modify or change any recommendation regarding this Agreement, the Merger or the other transactions contemplated hereby or approve, recommend or declare advisable any Acquisition Proposal, and (ii) providing information (pursuant to a confidentiality agreement in substantially the same form and on substantially the same terms as the Confidentiality Agreement and which does not prevent Company from complying with its obligations under this Agreement) to or engaging in any negotiations or discussions with any Person or group who has made an unsolicited bona fide Acquisition Proposal with respect to all of the outstanding shares of capital stock of Company or all or substantially all of the assets of Company if, with respect to such actions, (x) in the good faith judgment of the Board of Directors of Company, taking into account, among other things, the likelihood of consummation and the other terms and conditions of such Acquisition Proposal and after receipt of advice from its financial advisors, such Acquisition Proposal is believed to be reasonably likely to result in a transaction more favorable to the holders of Company Common Stock than the Merger (a “Superior Proposal”) and (y) the Board of Directors of Company, after receipt of advice from its outside legal counsel, determines in good faith that such actions may be required by its fiduciary obligations under Delaware law.

(c) Company agrees that it will notify Acquiror promptly (and in any event within two Business Days of receipt) if any proposal or offer relating to or constituting an Acquisition Proposal is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, Company or any of its officers, directors, employees, agents or representatives. The notice shall be in writing and state the identity of the Person or group making such request or inquiry or engaging in such negotiations or discussions and the material terms and conditions of any Acquisition Proposal. Thereafter, Company shall keep Acquiror fully informed on a prompt basis (and in any event within two Business Days of receipt) of any material changes, additions or adjustments to the terms of any such proposal or offer.

(d) Nothing in this Section 6.3 shall permit Company to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement, it being agreed that, during the term of this Agreement, Company shall not enter into any agreement with any Person with respect to or that provides for, or in any way facilitates, an Acquisition Proposal, other than a confidentiality agreement permitted by Section 6.3(b).

(e) Notwithstanding any other provision of this Agreement, if, prior to obtaining Stockholders’ Approval with respect to the Merger, the Board of Directors of Company determines, in its good faith judgment, that an Acquisition Proposal is a Superior Proposal, the Board of Directors of Company may terminate this Agreement (subject to Company’s obligations under Article 8); provided, that

(i)	Company provides at least five business days prior written notice to the Acquiror of its intention to terminate this Agreement in the absence of any further action by Acquiror,

(ii)	during such five business day period (or longer period if extended by the mutual agreement of Company and Acquiror), Company agrees to negotiate in good faith with Acquiror regarding such changes as Acquiror may propose to the terms of this Agreement,

(iii)	the Board of Directors of Company determines (after receipt of advice from its outside legal counsel and an independent financial advisor) that the Acquisition Proposal is a Superior Proposal taking into account any modifications to the terms of this Agreement proposed in writing by Acquiror, and the Board of Directors of Company determines in good faith that such actions are required by its fiduciary duties under Delaware law. In the event of termination of this Agreement as provided in this Section 6.3(e), this Agreement shall forthwith become void and there shall be no further obligation on the part of Company, Acquiror, Acquisition Sub or their respective officers or directors, except as provided in Section 8.3 and except that in the case of any such termination, Section 6.6(b), Section 6.8 and Section 9.2 shall survive.

Nothing in this Section 6.3(e) shall relieve Company from liability for any willful or intentional breach of this Agreement.

6.4 Meeting of Company Stockholders.

(a) Subject to Section 6.7 hereof, Company will take all action necessary in accordance with applicable law and its certificate of incorporation and bylaws to convene as promptly as reasonably practicable after the date hereof a meeting (the “Stockholders’ Meeting”) of the holders of Company Common Stock (the “Company Common Stockholders”) and shall submit the Merger for approval by the Company Common Stockholders at such meeting or any adjournment thereof.

(b) Subject to Section 6.3, Company, through its Board of Directors, shall recommend approval and adoption of the Merger by the Company Common Stockholders at the Stockholders’ Meeting or any adjournment thereof; provided that the Board of Directors of Company may at any time prior to receipt of the Stockholders’ Approval with respect to the Merger approve, recommend and declare advisable any Superior Proposal, if the Board of Directors of Company determines in good faith after receipt of advice from its outside legal counsel that such action is required by its fiduciary obligations under Delaware law and Company terminates this Agreement as provided for in Section 8.1(d)(iii).

(c) For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, Company shall not be required to hold the Stockholders’ Meeting if this Agreement is terminated.

6.5 Agreement to Cooperate; HSR Filings.

(a) Subject to the terms and conditions herein provided, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by this Agreement, subject, however, to the requisite vote of the Company Common Stockholders. Prior to the Effective Time, (i) Acquiror shall plan and adopt procedures that will expedite, to the fullest extent reasonably and commercially practical: (A) the process in Section 3.4(a) to deliver and otherwise provide to the Stockholders the portion of the Merger Consideration that is Stock Consideration, and (B) procedures for the delivery of shares of Acquiror Common Stock upon exercise of Company Stock Options (which, pursuant to Section 3.1(l), shall be assumed by Acquiror and converted into and become rights with respect to Acquiror Common Stock); and (ii) Company shall, to the fullest extent commercially practical, cooperate with Acquiror in connection with the foregoing and assist Acquiror in such efforts. Prior to the Effective Time, Company shall use commercially reasonable efforts, and Acquiror and Acquisition Sub shall use their commercially reasonable efforts to cooperate and assist Company, to obtain all consents of any third parties that may be necessary for the consummation of the Merger (other than consents from any Governmental Entities which are addressed in Section 6.5(c)).

(b) Without limitation of the foregoing, Acquiror and Company undertake and agree to file as soon as practicable (and in any event not later than 20 days after the date hereof), if required by law, a Notification and Report Form under the HSR Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”). If Acquiror or Company reasonably determined that it is so required, Acquiror and Company shall, promptly after the date of this Agreement, prepare and file notifications required under any applicable foreign antitrust laws or regulations in connection with the Merger.

(c) Each of Acquiror and Company shall, in connection with the efforts referenced in Section 6.5(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any request by the FTC or DOJ for additional information and documents or any investigation or other inquiry, including any proceeding initiated by a private party; (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the FTC, the DOJ or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences; and (iv) promptly take reasonable actions to respond to inquiries from the FTC, DOJ or any other Governmental Entity regarding the legality under any antitrust law of Acquiror’s acquisition of Company; provided, however, that all obligations in this Section 6.5 shall be subject to applicable laws relating to exchange of information and attorney-client communication and privileges.

(d) Each of Acquiror and Company undertake to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement, provided, however, that neither party is required to contest or appeal any such order issued by a United States Court of Appeals.

(e) Notwithstanding anything in this Agreement to the contrary, neither Acquiror nor any of its Affiliates shall be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of the Acquiror, any of its Affiliates, or Company or any of its Affiliates, or seeking to impose any material limitation on the ability of Acquiror or any of its Affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of Company; provided, however, that Acquiror shall, if necessary to secure termination of the waiting period under the HSR Act and if requested by Company, offer and agree to sell or otherwise dispose or hold separate assets (through the establishment of a trust or otherwise) of Acquiror, any of its Affiliates or Company that have nominal monetary and strategic value to Acquiror.

6.6 Access to Information.

(a) Company has given and will continue to give to Acquiror and its accountants, counsel, financial advisors and other representatives (the “Acquiror Representatives”), reasonable access in accordance with the terms of the Confidentiality Agreement during normal business hours to its personnel, properties, books, contracts, commitments and records; provided, however, that no investigation pursuant to this Section 6.6(a) shall amend or modify any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger; provided, further, that the foregoing right of access shall not require furnishing information that, in the reasonable opinion of counsel, would violate any laws, or any confidentiality agreements with respect to such information.

(b) The Confidentiality Agreement shall remain in full force and effect until Closing and, if this Agreement is terminated pursuant to Article 8, such Confidentiality Agreement shall continue in accordance with its terms.

(c) Company shall promptly advise Acquiror in writing when the Company becomes aware of any change or the occurrence of any event after the date of this Agreement having, or which, insofar as can reasonably be foreseen, in the future may have, a Material Adverse Effect on Company.

6.7 Proxy Statement.

(a) Each of Company and Acquiror shall cooperate and as promptly as practicable prepare, and Acquiror shall file with the SEC, a registration statement on Form S-4 (or other appropriate form) for the purpose of registering under the Securities Act the issuance of Acquiror Common Stock issuable in the Merger (such Form S-4, and any amendments or supplements thereto, the “Form S-4”), which Form S-4 shall contain a prospectus relating to such issuance, which shall include the proxy statement prepared by Company pursuant to Regulation 14A under the Exchange Act with respect to the Stockholders’ Meeting (the “Proxy Statement/Prospectus”). Each of Company and Acquiror shall use their respective reasonable best efforts to have the Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and any other transactions contemplated thereby (such period the “Effectiveness Period”). Company and Acquiror shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments, and advise the other party of any oral comments or communications regarding the Proxy Statement/Prospectus or Form S-4 received from the SEC. Company and Acquiror shall cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Prospectus or the Form S-4 prior to filing the same with the SEC, and such parties will provide promptly each other with a copy of all such filings made with the SEC.

(b) Company will use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the Company Common Stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Each of Acquiror and Company shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Acquiror Common Stock issuable in connection with the Merger or saleable in any public sale for offering or sale in any jurisdiction or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4.

(c) Each of Company and Acquiror agrees that the information provided by it for inclusion in the Proxy Statement/Prospectus and the Form S-4 and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Stockholders’ Meeting, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the termination of the Effectiveness

Period, there shall occur any event with respect to Company, Acquiror or any of their Subsidiaries, or with respect to any information provided by Company or Acquiror for inclusion in the Proxy Statement/Prospectus or the Form S-4, which event is required to be described in an amendment of or supplement to the Proxy Statement/Prospectus or the Form S-4, such amendment or supplement shall be promptly filed with the SEC, as required by applicable law, and disseminated to the Company Common Stockholders.

6.8 Expenses and Fees. Except as may be otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated, except that (a) Company and Acquiror shall divide equally the following fees and expenses: (i) the costs incurred in connection with the printing and mailing of the Form S-4 and the Proxy Statement/Prospectus and related documents, (ii) all filing or registration fees paid by Acquiror or Company, including fees payable to the SEC or any state securities commission, but excluding attorneys fees and expenses and (iii) costs incurred in connection with the printing and mailing of the Form of Election, and (b) Acquiror shall pay (i) all filing or registration fees incurred in connection with the Exchange and Guarantee Offer and the Consent Solicitation, and (ii) all costs incurred in connection with the printing and mailing of all materials relating to the Exchange and Guarantee Offer and the Consent Solicitation. From and after the Closing, expenses of Company shall be paid by the Surviving Corporation.

6.9 Public Statements. Company, on the one hand, and Acquiror and Acquisition Sub, on the other hand, agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by any party without the prior consent of the other party or parties (which consent shall not be unreasonably withheld), except (a) as such release or announcement may be required by law or the rules or regulations of any United States securities exchange, in which case the party required to make the release or announcement shall allow the other party or parties reasonable time to comment on such release or announcement in advance of such issuance, and (b) that each of Acquiror, Acquisition Sub and Company and their respective Affiliates may make such an announcement to their respective employees after consultation with the other parties.

6.10 Company Employees.

(a) As of the Effective Time of the Merger, Acquiror will assume and perform employment-related obligations of Company under the Company Plans, bonus plans, employment policies, collective bargaining agreements, and applicable local, state and federal laws, including without limitation the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Equal Pay, the Occupational Safety and Health Act, the Employee Income Retirement Security Act, Executive Order 11246, the Americans With Disabilities Act, the Family and Medical Leave Act, and any other local, state or federal statute, ordinance, executive order, regulation, court decree or other governmental action having the force and effect of law; provided, however, that this sentence is not intended to require Acquiror to continue any such plan, policy or agreement beyond the time when it otherwise lawfully could be terminated or modified.

(b) As of the Effective Time, Acquiror agrees to provide the employees of Company and its Subsidiaries with salary and employee benefit plans and programs which are substantially the same as the plans and programs provided to similarly situated employees of Acquiror and its Affiliates if, and to the extent that, such plans and programs provide the kinds of benefits which Company and its Subsidiaries provide such employees on the date of this Agreement (the “Acquiror Plans”); provided, however, in lieu thereof Acquiror may elect to continue one or more of the Company Plans for any of the employees for such period or periods as Acquiror may determine; and provided further, that the employees of Company and its Subsidiaries shall be given credit for all purposes under the Acquiror Plans for their years of service that are credited under any similar Company Plan (but only to the extent that such credit does not create any duplication of benefits or result in any benefit accruals under any defined benefit plans (as defined in Section 414(j) of the Code) or welfare plans (as defined in Section 3(1) of ERISA); provided, further, that Acquiror agrees to pay all bonuses for calendar year 2003 consistent with prior practice of Company.

(c) Acquiror agrees to maintain the policies of Company governing special severance and retention payments to employees following a change of control transaction in effect as of the date of this Agreement and as described in Section 6.10 of the Company Disclosure Schedule, for a period of three years from the date of the Closing and to adhere to the terms and conditions of such policies, including those terms and conditions set forth in this Section 6.10(c) of the Company Disclosure Schedule, during such three year period. Company has previously delivered to Acquiror true and correct copies of all such severance and retention policies.

6.11 Notification of Certain Matters; Supplemental Disclosure.

(a) Each of Company, Acquiror and Acquisition Sub agrees to give prompt notice to each other of, and to use their respective commercially reasonable efforts to prevent or promptly remedy, (i) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

(b) Until the Closing, Acquiror and Company shall have the continuing obligation to promptly supplement the information contained in their respective disclosure schedules attached hereto with respect to any matter hereafter arising or discovered which, if in existence on the date hereof and known at the date of this Agreement, would have been required to be set forth or described in such disclosure schedules.

(c) Neither the supplementation of the disclosure schedules pursuant to the obligation in Section 6.11(b) nor any disclosure after the date hereof of the untruth of any representation and warranty made in this Agreement shall operate as a cure of any breach of (i) the failure to disclose the information, nor (ii) any untrue representation or warranty made herein.

6.12 Directors’ and Officers’ Indemnification and Insurance. Acquiror agrees that for the entire period from the Effective Time until six years after the Effective Time, (a) Acquiror will cause the Surviving Corporation to, indemnify and hold harmless, to the extent provided in the certificate of incorporation and bylaws of Company in the form provided to Acquiror prior to the date of this Agreement, each person who on or prior to the Effective Time was a director or officer of the Company or any of its Subsidiaries with respect to all acts or omissions by such person in his or her capacity as such; (b) Acquiror will, and will cause Surviving Corporation to, maintain Company’s current directors’ and officers’ insurance and indemnification policy and related arrangements, or a substantially equivalent policy and related arrangements, subject in either case to terms and conditions substantially as advantageous to the present and former Company directors and officers of Company and any of its Subsidiaries as those contained in the policy and arrangements in effect on the date hereof and disclosed to Acquiror, for all present and former directors and officers of Company and any of its Subsidiaries covering claims made and insurable events with respect to matters arising or omissions occurring before, on, or existing at, the Effective Time (provided that Surviving Corporation will not be required to maintain such policy except to the extent that the aggregate annual cost of maintaining such policy is not in excess of one hundred and fifty percent (150%) of the current annual cost, in which case Surviving Corporation shall maintain such policies up to an annual cost of one hundred and fifty percent (150%) of the current annual cost); and (c) Acquiror will cause Surviving Corporation to maintain the existing indemnification provisions (including, provisions for expense advances for present and former Company officers and directors) in Surviving Corporation’s certificate of incorporation and bylaws.

6.13 Maintenance of Company Records. Acquiror and its Subsidiaries shall maintain the books, records and files of Company which exist at the Effective Time and which become subject to the direct or indirect control of Acquiror pursuant to the Merger in accordance with Acquiror’s document retention policies as they exist from time to time.

6.14 Redemption of Preferred Stock. Company shall use its reasonable best efforts to redeem all outstanding shares of preferred stock of Company, par value $1.00 per share (the “Company Preferred Stock”), in accordance with the restated certificate of incorporation, as amended, of Company prior to the date of the Stockholders’ Meeting.

6.15 Tax Treatment.

(a) Neither Acquiror nor Company shall, nor shall they permit their Subsidiaries to, knowingly take any action or knowingly fail to take any action which action or failure to act would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(b) Acquiror shall provide to King & Spalding LLP (or such other counsel reasonably acceptable to Acquiror) and Hogan & Hartson L.L.P. (or such other counsel reasonably acceptable to Company) a certificate containing representations reasonably requested by counsel in connection with the opinions to be delivered pursuant to Sections 7.2(b) and 7.3(b). Company shall provide to King & Spalding LLP (or such other counsel reasonably acceptable to Acquiror) and Hogan & Hartson L.L.P. (or such other counsel reasonably acceptable to Company) a certificate containing representations reasonably requested by counsel in connection with the opinions to be delivered pursuant to Sections 7.2(b) and 7.3(b).

(c) Acquiror, Acquisition Sub and the Company shall each confirm to Hogan & Hartson L.L.P. and to King & Spalding LLP on such dates as shall be reasonably requested by Hogan & Hartson L.L.P. and King & Spalding LLP, the accuracy and completeness of the tax representation letters delivered pursuant to Section 6.15(b). Each of Acquiror, Acquisition Sub and the Company shall use its best efforts prior to the Effective Time to cause the Merger to qualify as a reorganization under Section 368(a) of the Code; provided, however, that nothing in this Section 6.15(c) shall require Acquiror or Acquisition Sub to alter the nature, type, mix or amount of the Merger Consideration. Following delivery of the tax representation letters pursuant to Section 6.15(b), each of Acquiror and the Company shall use its commercially reasonable efforts to cause King & Spalding LLP and Hogan & Hartson L.L.P., respectively, to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act.

6.16 Stock Exchange Listing. Acquiror shall use its reasonable best efforts to cause the shares of Acquiror Common Stock to be issued in connection with the Merger to be approved for listing on the NYSE, subject to official notice of issuance.

6.17 Section 16(b). The Board of Directors of Acquiror, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by the Company Insiders of Acquiror Common Stock in exchange for shares of Company Common Stock, and of options to purchase Acquiror Common Stock upon assumption and conversion by Acquiror of options to purchase Company Common Stock, in each case pursuant to the transactions contemplated hereby, are intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act. The Board of Directors of Company, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the disposition by the Company Insiders of Company Common Stock in exchange for shares of Acquiror Common Stock, and options to purchase Acquiror Common Stock upon assumption and conversion by Acquiror of options to purchase Company Common Stock, in each case pursuant to the transactions contemplated hereby, are intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act.

6.18 Form S-8. Acquiror agrees to file one or more registration statements on Form S-8 and prepare and deliver prospectus(es) related thereto covering the shares of Acquiror Common Stock issuable with respect to the Company Stock Options assumed by Acquiror pursuant to Section 3.1(l) immediately after the Effective Time, to the extent but only to the extent such Company Stock Options were subject to a Company registration statement as of the Effective Time, and keep any such registration statements effective until all shares registered thereunder have been issued.

6.19 Stockholder Litigation. Company shall keep Acquiror informed of, and cooperate with Acquiror in connection with, any stockholder litigation or claim against Company and/or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement; provided, however, that no settlement in connection with such stockholder litigation shall be agreed to without Acquiror’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, that all obligations in this Section 6.19 shall be subject to the obligations of Company under applicable laws relating to attorney-client communication and privilege.

6.20 Affiliates. Prior to the Closing Date, Company shall deliver to Acquiror a letter identifying all Persons that, to Company’s knowledge, are at the time this Agreement is submitted for adoption by the Company Common Stockholders, “affiliates” of Company for purposes of Rule 145 under the Securities Act. Company shall use its reasonable best efforts to cause each such Person to deliver to Acquiror on or prior to the Closing Date a written agreement containing customary and reasonable terms and conditions relating to resales by such affiliates of Acquiror Common Stock acquired in the Merger.

6.21 Consent of Noteholders.

(a) As soon as practicable following the date of this Agreement, Company shall use commercially reasonable efforts to (i) prepare and commence a consent solicitation (the “Consent Solicitation”), with respect to all holders of Company’s outstanding 8% Senior Subordinated Notes due 2011 (the “8% Notes”), and (ii) amend the Indenture (the “Indenture”), dated as of May 15, 2003, among Company, the Guarantors named therein and Deutsche Bank Trust Company Americas, as Trustee (the “Trustee”), in order that the consummation of the Merger and the other transactions contemplated by this Agreement shall not require a “change of control” offer to be made to the holders of the 8% Notes (the “Merger Amendment”).

(b) As part of the Consent Solicitation, Company shall also use commercially reasonable efforts to (i) amend the Indenture to (A) eliminate substantially all the restrictive covenants contained therein (as reasonably agreed to by Acquiror and Company and in a manner consistent with the provisions set forth in Section 6.21 of the Company Disclosure Schedule), and (B) cause the release of all Guarantors named therein in accordance with the provisions of Section 10.4 thereof (the “Covenant Amendments” and, together with the Merger Amendment, the “Amendments”), and (ii) amend the certain Registration Rights Agreement, dated as of May 15, 2003 (the “Registration Rights Agreement”), by and among Company, the Guarantors party thereto, and Credit Suisse First Boston LLC, Goldman, Sachs & Co. and Wachovia Securities, Inc., as initial purchasers of the 8% Notes, to (x) eliminate the provisions thereof that could require Company to pay “liquidated damages” for any “registration default,” and (y) provide that such Registration Rights Agreement shall be terminated upon the effectiveness of the Exchange and Guarantee Offer as set forth in Section 6.21 hereof (the “Registration Amendments”).

(c) Promptly upon receipt of the consent of holders of a majority in aggregate principal amount of then outstanding 8% Notes (the “Requisite Consent”) with respect to the Consent Solicitation, (i) Company shall, and shall use its commercially reasonable efforts to cause the Trustee to, execute a supplemental indenture incorporating the Amendments, and (ii) Company shall, and shall use its commercially reasonable efforts to cause the other parties thereto to, execute an amendment to the Registration Rights Agreement incorporating the Registration Amendments. The Merger Amendment shall be effective immediately upon execution by Company and Trustee following receipt of the Requisite Consent. The Registration Amendments shall be effective immediately upon execution by Company and the other parties thereto following receipt of the Requisite Consent. The Covenants Amendment shall be effective immediately on consummation of the Merger.

(d) Company and Acquiror shall cooperate with each other with respect to the Consent Solicitation and the preparation, form and content of the solicitation materials to be distributed to the holders of the 8% Notes.

6.22 Exchange and Guarantee Offer.

(a) As soon as practicable after the date of this Agreement, Company and Acquiror shall prepare and file with the SEC a joint registration statement on Form S-4 (the “Registration Statement”) in order to effect (i) an offer to exchange the 8% Notes for fully registered notes with terms substantially identical, subject to the amendments effected pursuant to the Consent Solicitation, to the 8% Notes, and (ii) a full and unconditional guarantee of the due and punctual payment (and not merely the collection) of the principal of (premium, if any) and interest on the 8% Notes, when and as these payments become due and payable, whether at maturity, by acceleration, by call for redemption or otherwise, without any requirement that a holder of the 8% Notes first proceed against the Company (the “Exchange and Guarantee Offer”) all as more fully set forth in the Registration Statement. Acquiror and Company shall use commercially reasonable efforts to have the Registration Statement declared effective, to commence the Exchange and Guarantee Offer and to mail such Exchange and Guarantee Offer to the holders of the 8% Notes as promptly as practicable.

(b) The Registration Statement will set forth the terms and conditions with respect to the Exchange and Guarantee Offer; provided that without limiting the foregoing, Acquiror’s and Company’s obligations to consummate the Exchange and Guarantee Offer shall be conditioned on receipt of the Requisite Consent and execution of the Amendments and the Registration Amendments related thereto and on consummation of the Merger.

(c) Acquiror and Company shall cooperate with each other with respect to the Exchange and Guarantee Offer and the preparation, form and content of the Registration Statement, including the prospectus forming a part thereof and all other materials related thereto to be distributed to the holders of the 8% Notes in connection therewith.

ARTICLE 7

CONDITIONS

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a) this Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the Company Common Stockholders under applicable law;

(b) the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act (and any other necessary foreign antitrust law or regulation imposing a mandatory waiting period) shall have expired or been terminated;

(c) no laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that the provisions of this Section 7.1(c) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 6.5 shall have been the cause of, or shall have resulted in, such order or injunction;

(d) all governmental waivers, consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect on the Closing Date, other than those, the failure of which to be obtained would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror;

(e) the Form S-4 shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC; and

(f) the shares of Acquiror Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

7.2 Conditions to Obligation of Company to Effect the Merger. Unless waived in writing by Company, the obligation of Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

(a) (i) Acquiror and Acquisition Sub shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Closing Date, (ii) the representations and warranties of Acquiror and Acquisition Sub contained in this Agreement, without regard to any materiality or Material Adverse Effect qualifier contained therein, shall be true and correct on and as of the date made and on and as of the Closing Date as if made at and as of the Closing Date (except for any representations and warranties made as of a specified date, which shall be true and correct as of the specified date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror and would not materially impair Acquiror’s ability to perform its obligations under this Agreement, and (iii) Company shall have received a certificate of the Chairman of the Board, the President or a Vice President of Acquiror and of the President or a Vice President of Acquisition Sub to that effect; and

(b) Company shall have received from Hogan & Hartson L.L.P. (or other counsel reasonably acceptable to Company), an opinion on the basis of representations and assumptions set forth in such opinion, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and such opinion shall not have been withdrawn as of the Effective Time; provided, however, that if Hogan & Hartson L.L.P. does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed satisfied if King & Spalding LLP renders such opinion to the Company, which opinion has not been withdrawn. In rendering its opinion, counsel shall be entitled to rely upon representations of officers of Acquiror and Company that are provided pursuant to Section 6.15(b) of this Agreement.

7.3 Conditions to Obligations of Acquiror to Effect the Merger. Unless waived in writing by Acquiror, the obligations of Acquiror and Acquisition Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the additional following conditions:

(a) (i) Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date, (ii) the representations and warranties of Company contained in this Agreement, without regard to any materiality or Material Adverse Effect qualifier contained therein, shall be true and correct on and as of the date made and on and as of the Closing Date as if made at and as of the Closing Date (except for any representations and warranties made as of a specified date, which shall be true and correct as of the specified date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company and would not materially impair Company’s ability to perform its obligations under this Agreement, and (iii) Acquiror shall have received a certificate of the President or of a Vice President of Company to that effect;

(b) Acquiror shall have received from King & Spalding LLP (or other counsel reasonably acceptable to Acquiror) an opinion, on the basis of representations and assumptions set forth in such opinion, that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and such opinion shall not have been withdrawn as of the Effective Time; provided, however, that if King & Spalding LLP does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed satisfied if Hogan & Hartson L.L.P renders such opinion to Acquiror, which opinion has not been withdrawn. In rendering its opinion, counsel shall be entitled to rely upon representations of officers of Acquiror and Company that are provided pursuant to Section 6.15(b) of this Agreement;

(c) There shall not have occurred since the date of this Agreement any change, effect, circumstance or event, which together with any other changes, effects, circumstances or events, has had or is reasonably likely to have a Material Adverse Effect with respect to Company;

(d) The Dissenting Shares shall not constitute more than ten percent (10%) of the issued and outstanding Company Common Stock;

(e) The shares of Company Preferred Stock shall have been redeemed in accordance with the provisions of Section 6.14; and

(f) Company shall have obtained the Requisite Consent with respect to the Consent Solicitation and the Trustee shall have executed the Amendments in connection therewith, and such Amendments shall have or shall become effective in accordance with Section 6.21(c).

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated as set forth below at any time prior to the Closing Date, whether before or after the Stockholders’ Approval has been obtained:

(a) by mutual written consent of Acquiror and Company, by action of their respective boards of directors; or

(b) by Company, if

(i)	either Acquiror or Acquisition Sub shall breach any representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 7.2(a), and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the party alleged to be in breach; or

(ii)	the Company has elected to terminate this Agreement pursuant to the terms of Section 3.1(h)(iii).

(c) by Acquiror, if

(i)	Company shall breach any representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 7.3(a), and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the party alleged to be in breach; or

(ii)	the Board of Directors of Company shall have withdrawn, modified, withheld or changed, in a manner adverse to Acquiror, its approval or recommendation of this Agreement or the Merger, or approved, recommended or declared advisable an Acquisition Proposal or resolved or committed to do any of the foregoing, provided that such right to terminate is exercisable as of the earlier to occur of (A) public announcement by Company of any of the foregoing or (B) twenty-four hours after the Board of Directors of Company resolves or commits to do any of the foregoing.

(d) by either Acquiror or Company, if

(i)	at the Stockholders’ Meeting or any adjournment thereof, at which the Merger shall have been submitted for adoption by the Company

Common Stockholders, the Merger shall have failed to receive the Stockholders’ Approval;

(ii)	the Closing shall not have occurred on or before March 31, 2004 (or, in the event the parties are then taking, contesting or resisting any action contemplated by Section 6.5(c) or Section 6.5(d), May 31, 2004) provided that the party seeking to terminate this Agreement pursuant to this clause (ii) shall not have breached in any material respect its obligations under this Agreement in any manner that has contributed to the failure to consummate the Merger on or before such date; or

(iii)	the Board of Directors of Company shall have provided written notice to Acquiror that it has determined to accept a Superior Proposal, provided that Company may terminate this Agreement under this clause (iii) only if it has complied with all of the provisions of Section 6.3.

8.2 Effect of Termination. In the event of termination of this Agreement by either Acquiror or Company, as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no further obligation on the part of Company, Acquiror, Acquisition Sub or their respective officers or directors, except as provided in Section 8.3 and except that in the case of any such termination, this Section 8.2 and Section 6.6(b), Section 6.8 and Section 9.2 shall survive. Nothing in this Section 8.2 shall relieve any party from liability for any willful or intentional breach of this Agreement.

8.3 Termination Payment by Company

(a) If this Agreement is terminated:

(i)	by Acquiror pursuant to Section 8.1(c)(ii), then Company shall pay to Acquiror promptly, but in no event later than two Business Days after the date of such termination, a fee of $60,000,000 (the “Company Termination Fee”), which amount shall be payable in cash by wire transfer of immediately available funds to an account designated by Acquiror;

(ii)	(A) by Acquiror pursuant to Section 8.1(d)(iii), then Company shall pay to Acquiror the Company Termination Fee, in cash by wire transfer of immediately available funds to an account designated by Acquiror, no later than two Business Days after such termination; or (B) by Company pursuant to Section 8.1(d)(iii), then Company shall pay to Acquiror the Company Termination Fee, in cash by wire transfer of immediately available funds to an account designated by Acquiror, contemporaneously with notice of termination thereunder; or

(iii)	by Acquiror or Company pursuant to Section 8.1(d)(i) or Section 8.1(d)(ii), and (x) at or prior to the time of any such termination an Acquisition Proposal shall have been commenced or publicly disclosed and (y) within twelve months following such termination, Company shall have entered into a definitive agreement (other than a confidentiality agreement) with respect to, or shall have consummated, an Acquisition Proposal, then Company shall pay to Acquiror the Company Termination Fee, in cash by wire transfer in immediately available funds to an account designated by Acquiror, no later than the same day as the consummation of such transaction (assuming for all purposes of this Section 8.3(a)(iii) that the reference to 5% in the definition of Acquisition Proposal is 50% and the reference to “any Company Capital Stock” is “more than 50% of Company Capital Stock”).

(b) In the event any of the Company Termination Fee payments contemplated by Section 8.3(a) is not paid when due, such Company Termination Fee payment shall bear interest at a rate equal to the prime rate announced from time to time by JP Morgan Chase Bank plus 1% per annum, and in addition to being obligated to pay Acquiror the Company Termination Fee and interest thereon, Company shall pay or reimburse Acquiror’s costs and expenses (including but not limited to reasonable legal fees and expenses) solely to the extent incurred in connection with any action, including but not limited to the filing of any lawsuit or other legal action to collect payment of the Company Termination Fee and any interest thereon.

8.4 Amendment. This Agreement may not be amended except by action taken by the parties’ respective boards of directors or duly authorized committees thereof or pursuant to authority granted by such boards of directors or duly authorized committees thereof and then only by an instrument in writing signed on behalf of each of the parties hereto and in compliance with applicable law.

8.5 Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

ARTICLE 9

GENERAL PROVISIONS

9.1 Non-Survival. None of the representations and warranties in this Agreement shall survive the Merger, and after the Effective Time, no person or entity shall have any further obligation, nor shall any claim be asserted or action be brought, with respect thereto. None of the covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time, and this Article 9.

9.2 Brokers. Each of the parties hereto agrees to hold each of the other parties hereto harmless from and against any finders’ fees in connection with the Merger contemplated by this Agreement based upon arrangements made by or on behalf of such arranging party.

9.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given if delivered personally, delivered by UPS or other nationally recognized overnight courier service or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to Acquiror or Acquisition Sub to:

Lockheed Martin Corporation

6801 Rockledge Drive

Bethesda, Maryland 20817

Attention: Frank H. Menaker, Esq.

Telecopier: (301) 897-6791

with copies to (which shall not constitute notice):

King & Spalding LLP

1730 Pennsylvania Avenue, N.W.

Washington, D.C. 20006

Attention: Glenn C. Campbell, Esq.

Telecopier: (202) 626-3737

(b) If to Company, to:

The Titan Corporation

3033 Science Park Road

San Diego, CA 92121

Attention: Nicholas J. Costanza, Esq.

Telecopier: (858) 552-9759

with a copy (which shall not constitute notice) to:

Hogan & Hartson L.L.P.

555 13th Street, N.W.

Washington, D.C. 20004

Attention: Mark E. Mazo, Esq.

Telecopier: (202) 637-5910

All such communications shall be deemed to have been duly given: (A) in the case of a notice delivered by hand, when personally delivered; (B) in the case of a notice sent by facsimile, upon transmission subject to telephone and automated confirmation of receipt; and (C) in the case of a notice sent by overnight courier service, the date delivered at the designated address, in each case given or addressed as aforesaid.

9.4 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (a) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (b) the word “including” means “including without limitation” and is intended by the parties to be by way of example rather than limitation and (c) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

9.5 Miscellaneous. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (b) is not intended to confer upon any other person any rights or remedies hereunder, except for rights of indemnified parties under Section 6.12 as herein provided and (c) shall not be assigned by operation of law or otherwise, except that on or prior to the mailing of the Proxy Statement/Prospectus, Acquisition Sub may assign this Agreement to a wholly-owned Subsidiary of Acquiror (provided that such assignment may be made subject to reassignment to Acquisition Sub in the event that the conditions set forth in Section 7.3(f) is not satisfied), but no such assignment shall relieve Acquisition Sub of its obligations hereunder. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

9.6 Jurisdiction. Each of Company, Acquiror and Acquisition Sub hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the “Relevant Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Relevant Courts and agrees not to plead or claim in any Relevant Court that such litigation brought therein has been brought in an inconvenient forum; provided, however, that nothing in this Section 9.6 is intended to waive the right of any party to remove any such action or proceeding commenced in any such state court to an appropriate federal court to the extent the basis for such removal exists under applicable law. Acquiror and the Subsidiaries hereby irrevocably (a) appoint CT Corporation System (the “Process Agent”), with an office on the date hereof in Wilmington, Delaware as their agent to receive on behalf of either of them service of copies of the summons and complaint and any other process which may be served in any such litigation, (b) agree that service of process may be made on Acquiror or Acquisition Sub by mailing, by certified mail, a copy of such summons, complaint or other process to Acquiror or Acquisition Sub in care of the Process Agent at the Process Agent’s above address, with a copy to Acquiror or Acquisition Sub, as applicable, at its address for notice specified herein, and (c) authorizes and directs the Process Agent to accept such service on their behalf. Company hereby irrevocably (i) appoints the Process Agent as its agent to receive on its behalf service of copies of the summons and complaint and any other process which may be served in any such litigation, (ii) agrees that service of process may be made on Company by mailing, by certified mail, a copy of such summons, complaint or other process to Company in care of the Process Agent at the Process Agent’s above address, with a copy to Company at its address for notice specified herein, and (iii) authorizes and directs the Process Agent to accept such service on behalf of Company. As an alternative method of service, the parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by such courts, to the address specified in Section 9.3, shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

9.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

9.8 Parties In Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and, except as set forth in the exception to Section 9.5(b), nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, the provisions of Section 6.12 and Section 9.11 are intended to benefit each person who is a beneficiary of Company’s current directors’ and officers’ insurance and indemnification policy and related arrangements, and each such person shall have the right to enforce the obligations of Acquiror under Section 6.12 and Section 9.11.

9.9 Severability. Should any provision of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein.

9.10 Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED, OR WHICH IN THE FUTURE MAY BE DELIVERED, IN CONNECTION WITH THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

9.11 Acquiror Guarantee. Acquiror agrees to take all action necessary to cause Acquisition Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement. Acquiror unconditionally guarantees to the Company and to each intended beneficiary under Section 6.12 and Section 9.8 of this Agreement (with such unconditional guarantee relating to the obligations of Acquiror, Acquisition Sub and Surviving Corporation in such sections) the full and complete performance by Acquisition Sub (and after the Effective Time, Surviving Corporation) of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Acquisition Sub (and after the Effective Time, Surviving Corporation) under this Agreement. This is a guarantee of payment and performance. Acquiror hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Acquisition Sub (and after the Effective Time, Surviving Corporation), protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 9.11.

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IN WITNESS WHEREOF, Acquiror, Acquisition Sub and Company have caused this Agreement and Plan of Merger to be signed by their respective officers as of the date first written above.

THE TITAN CORPORATION

By:	/s/ GENE W. RAY
Name:	Gene W. Ray
Title:	Chairman, Chief Executive Officer and President

LOCKHEED MARTIN CORPORATION

By:	/s/ JEFFREY D. MACLAUCHLAN
Name:	Jeffrey D. MacLauchlan
Title:	Vice President, Financial Strategies

LMC SUB ONE, INC.

By:	/s/ JEFFREY D. MACLAUCHLAN
Name:	Jeffrey D. MacLauchlan
Title:	Authorized Delegate

EXHIBIT A

DEFINITIONS – REFERENCE TABLE

“8% Notes” has the meaning assigned to such term in Section 6.21(a).

“Acquiror” has the meaning assigned to such term in the Preamble.

“Acquiror Common Stock” has the meaning assigned to such term in Section 3.1(a).

“Acquiror Plans” has the meaning assigned to such term in Section 6.10(b).

“Acquiror Reports” has the meaning assigned to such term in Section 4.4(a).

“Acquiror Representatives” has the meaning assigned to such term in Section 6.6(a).

“Acquiror Required Statutory Approvals” means, collectively, (a) the filings by Acquiror and Company required by the HSR Act, and any filings and approvals required under applicable domestic or foreign antitrust or competition laws or regulations, if any, and expiration or termination of any applicable waiting periods under the HSR Act and any other antitrust or competition laws or regulations, and (b) the making of the Merger Filing with the Secretary of State of the State of Delaware.

“Acquisition Proposal” has the meaning assigned to such term in Section 6.3(a)(i).

“Acquisition Sub” has the meaning assigned in such term in the Preamble.

“Acquisition Sub Common Stock” has the meaning assigned to such term in Section 3.2.

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified.

“Agreement” has the meaning assigned to such term in the Preamble.

“Amendments” has the meaning assigned to such term in Section 6.21(b).

“Average Price” has the meaning assigned to such term in Section 3.1(a).

“Bid” means any quotation, bid or proposal by Company or any of its Affiliates which, if accepted or awarded, would lead to a contract with a Governmental Entity, or a prime contractor or a higher-tier subcontractor to a Governmental Entity, for the sale of goods or the provision of services by Company, any Subsidiary of Company or a contracting team of which Company is a member.

“Business Day” means a day, other than Saturday, Sunday or any other day on which commercial banks in Washington, D.C. are authorized or required by law to close.

“Cash Consideration” has the meaning assigned to such term in Section 3.1(a).

“Cash Election” has the meaning assigned to such term in Section 3.1(c).

“Cash Election Number” has the meaning assigned to such term in Section 3.1(b).

“Cash Election Shares” has the meaning assigned to such term in Section 3.1(g).

“Closing” has the meaning assigned to such term in Section 3.5.

“Closing Date” has the meaning assigned to such term in Section 3.5.

“Code” has the meaning assigned to such term in the Recitals.

“Company” has the meaning assigned to such term in the Preamble.

“Company Book-Entry Shares” has the meaning assigned to such term in Section 3.4(a).

“Company Capital Stock” means all of the issued and outstanding shares of capital stock of Company.

“Company Certificates” has the meaning assigned to such term in Section 3.4(a).

“Company Common Stock” has the meaning assigned to such term in Section 3.1(a).

“Company Common Stockholders” has the meaning assigned to such term in Section 6.4(a).

“Company Disclosure Schedule” shall mean, with respect to the Company and its Subsidiaries, the schedules delivered by Company to the Acquiror in connection with the execution and delivery of this Agreement setting forth, among other things, items the disclosure of which is required under this Agreement either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations, warranties or covenants contained in this Agreement; provided that the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty will not be deemed an admission by the Company that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance or that such item has had, or is reasonably expected to have, a Material Adverse Effect on Company.

“Company Insiders” shall mean those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act.

“Company Plans” has the meaning assigned to such term in Section 5.13(a).

“Company Preferred Stock” has the meaning assigned to such term in Section 6.14.

“Company Reports” has the meaning assigned to such term in Section 5.5(a).

“Company Required Statutory Approvals” means, collectively, (a) the filings by Acquiror and Company required by the HSR Act, and any filings and approvals required under applicable domestic or foreign antitrust or competition laws or regulations, if any, and expiration or termination of any applicable waiting periods under the HSR Act and any other antitrust or competition laws or regulations, and (b) the making of the Merger Filing with the Secretary of State of the State of Delaware in connection with the Merger.

“Company Stock Options” has the meaning assigned to such term in Section 3.1(l).

“Company Stock Option Plans” has the meaning assigned to such term in Section 3.1(l).

“Company Taxable Election” has the meaning assigned to such term in Section 3.1(h).

“Company Termination Fee” has the meaning assigned to such term in Section 8.3(a).

“Company Warrants” shall mean all warrants to purchase Company Common Stock described in Section 5.2 of the Company Disclosure Schedule.

“Confidentiality Agreement” means the confidentiality agreement dated effective as of August 6, 2003, between Company and Acquiror, as the same may be amended from time to time.

“Consent Solicitation” has the meaning assigned to such term in Section 6.21(a).

“Covenant Amendments” has the meaning assigned to such term in Section 6.21(b).

“Dissenting Shares” has the meaning assigned to such term in Section 3.3.

“DGCL” has the meaning assigned to such term in Section 1.1.

“DOJ” has the meaning assigned to such term in Section 6.5(b).

“Effective Time” has the meaning assigned to such term in Section 1.2.

“Effectiveness Period” has the meaning assigned to such term in Section 6.7(a).

“Election Deadline” has the meaning assigned to such term in Section 3.1(d).

“Environmental Law” means any applicable Federal, state, local or foreign laws, relating to (a) the protection, preservation or restoration of the environment (including, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Substances, in each case as amended and as in effect on the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange and Guarantee Offer” has the meaning assigned to such term in Section 6.22(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning assigned to such term in Section 3.1(e).

“Exchange Rate” has the meaning assigned to such term in Section 3.1(a).

“Form of Election” has the meaning assigned to such term in Section 3.1(c).

“Form S-4” has the meaning assigned to such term in Section 6.7(a).

“Forward Merger” has the meaning assigned to such term in Section 1.1.

“FTC” has the meaning assigned to such term in Section 6.5(b).

“Government Contracts” means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, blanket purchase agreement, letter agreement, purchase order, delivery order, task order, grant, cooperative agreement, Bid, change order or other commitment or funding vehicle between Company or any Subsidiary of Company and (a) a Governmental Entity, (b) any prime contractor to a Governmental Entity or (c) any subcontractor with respect to any contract described in clause (a) or (b).

“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign, as well as any corporations owned or chartered by any such governmental agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality.

“Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance for which exposure is regulated by any government authority or any Environmental Law including, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indenture” has the meaning assigned to such term in Section 6.21(a).

“Insurance Policies” has the meaning assigned to such term in Section 5.28.

“Intellectual Property Rights” has the meaning assigned to such term in Section 5.18(b).

“knowledge” means, as to any party, the chief executive officer, chief operating officer, chief financial officer, general counsel and other executive officers of the party.

“laws” means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, tariffs, determinations, writs, injunctions, awards (including, awards of any arbitrator), judgments and decrees applicable to the specified Person and to the businesses and assets thereof (including, laws relating to the protection of classified information; the sale, leasing, ownership or management of real property; employment practices, terms and conditions, and wages and hours; building standards, land use and zoning; and safety, health and fire prevention.

“Leases” has the meaning assigned to such term in Section 5.15(b).

“Leased Real Property” has the meaning assigned to such term in Section 5.15(b).

“Liens” means claims, encumbrances, mortgages, security interests, equities, or charges of any nature whatsoever.

“Lower Collar” has the meaning assigned to such term in Section 3.1(a).

“Material Adverse Effect” means, with respect to any entity, (a) any adverse change, circumstance, fact, event or effect that, individually or in the aggregate with all other adverse changes, circumstances, facts, events and effects, is or is reasonably likely to be materially adverse to the business, condition (financial or otherwise), assets or results of operations of such entity and its Subsidiaries taken as a whole, other than any change, circumstance, fact, event or effect relating to (i) the securities markets in general, (ii) the economy in general, except if such entity is adversely affected in a materially disproportionate manner as compared to similarly situated entities, (iii) the industries in which Acquiror or Company operate and not specifically relating to Acquiror or Company, including changes in legal, accounting or regulatory changes, or conditions, except if such entity is adversely affected in a materially disproportionate manner as compared to other comparable participants in such industries, or (iv) the announcement of the Merger and the performance of the obligations of the parties under this Agreement (including any cancellations or delays in contract awards and any impact on relationships with customers, prime contractors, subcontractors or suppliers to the extent but only to the extent relating to the announcement of the Merger or the performance of the obligations of the parties hereunder), or (b) a material adverse effect on the ability of such entity to perform its obligations under this Agreement. For purposes hereof, changes in the trading price of

Acquiror Common Stock or Company Common Stock, as reported by the NYSE, will not alone constitute a Material Adverse Effect, whether occurring at any time or from time to time.

“Material Contracts” has the meaning assigned to such term in Section 5.17(a).

“Merger” has the meaning assigned to such term in Section 1.1.

“Merger Amendment” has the meaning assigned to such term in Section 6.21(a).

“Merger Consideration” has the meaning assigned to such term in Section 3.1(a).

“Merger Filing” has the meaning assigned to such term in Section 1.2.

“NYSE” has the meaning assigned to such term in Section 3.1(a).

“Owned Real Property” has the meaning assigned to such term in Section 5.15(a).

“Permitted Liens” means (a) Liens that do not interfere with the value, marketability or use of the assets in the operations or business of the Company, (b) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on Company’s books in accordance with generally accepted accounting principles, (c) Liens which do not secure monetary liabilities of any Person and that, individually or in the aggregate, do not and would not materially detract from the value or marketability of any of the assets of Company or materially interfere with the use thereof as currently used and (d) Liens in favor of carriers, warehousemen, mechanics, materialmen and landlords granted in the ordinary course of business for amounts not overdue or being diligently contested in good faith by appropriate proceedings and or which adequate reserves in accordance with generally accepted accounting principles shall have been set aside on its books.

“Person” means any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization or other entity and a government or any department or agency thereof.

“Price Per Share” has the meaning assigned to such term in Section 3.1(a).

“Process Agent” has the meaning assigned to such term in Section 9.6.

“Proxy Statement/Prospectus” has the meaning assigned to such term in Section 6.7(a).

“Registration Amendments” has the meaning assigned to such term in Section 6.21(b).

“Registration Rights Agreement” has the meaning assigned to such term in Section 6.21(b).

“Registration Statement” has the meaning assigned to such term in Section 6.22(a).

“Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, through merger or acquisition.

“Release” has the meaning set forth in Section 101(22) of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601(22).

“Relevant Courts” has the meaning assigned to such term in Section 9.6.

“Representative” has the meaning assigned to such term in Section 3.1(c).

“Requisite Consent” has the meaning assigned to such term in Section 6.21(c).

“Reverse Merger” has the meaning assigned to such term in Section 1.1.

“Sarbanes-Oxley Act” has the meaning assigned to such term in Section 5.5(a).

“SEC” has the meaning assigned to such term in Section 4.4(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Stock Consideration” has the meaning assigned to such term in Section 3.1(a).

“Stock Election” has the meaning assigned to such term in Section 3.1(c).

“Stock Election Number” has the meaning assigned to such term in Section 3.1(b).

“Stock Election Shares” has the meaning assigned to such term in Section 3.1(g).

“Stockholders” means the Stockholders of Company.

“Stockholders’ Approval” has the meaning assigned to such term in Section 5.4(d).

“Stockholders’ Meeting” has the meaning assigned to such term in Section 6.4(a).

“Subsidiary” shall mean, when used with reference to any person or entity, any corporation, partnership, limited liability company, business trust, joint venture or other entity of which such person or entity (either acting alone or together with its other Subsidiaries) owns, directly or indirectly, 50% or more of the stock or other voting interests, the holders of which are entitled to vote for the election of a majority of the board of directors or any similar governing body of such corporation, partnership, limited liability company, business trust, joint venture or other entity.

“Superior Proposal” has the meaning assigned to such term in Section 6.3(b).

“Surviving Corporation” has the meaning assigned to such term in Section 1.1.

“Tax Return” means any return, report or other document or information required to be supplied to a taxing authority in connection with Taxes.

“Taxes” means all taxes, including, income, estimated income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, windfall profits, severance, customs, import, export, employment or similar taxes, charges, fees, levies or other assessments imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis, and such term shall include any interest, fines, penalties or additional amounts and any interest in respect of any additions, fines or penalties attributable or imposed on or with respect to any such taxes, charges, fees, levies or other assessments, and any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Top-Up Notice” has the meaning assigned to such term in Section 3.1(h).

“Trustee” has the meaning assigned to such term in Section 6.21(a).

“Union Plans” has the meaning assigned to such term in Section 5.13(a).

“Upper Collar” has the meaning assigned to such term in Section 3.1(a).

“Warrant Consideration” has the meaning assigned to such term in Section 3.1(m).

OMITTED SCHEDULES TO AGREEMENT AND PLAN OF MERGER

Pursuant to Item 601(b)(2) of Regulation S-K promulgated by the Securities and Exchange Commission (the “Commission”) the schedules to this Agreement and Plan of Merger identified below have been omitted. These schedules will be furnished supplementally to the Commission upon request.

Section 3.1 — Company Stock Options

Section 5.2 — Capitalization

Section 5.3 — Subsidiaries

Section 5.4 — Authority; Non-Contravention; Approval

Section 5.6 — Absence of Undisclosed Liabilities

Section 5.7 — Absence of Certain Changes or Events

Section 5.8 — Litigation

Section 5.9 — No Violation of Law

Section 5.10 — Compliance with Agreements

Section 5.11 — Taxes

Section 5.13 — Employee Benefit Plans; ERISA

Section 5.14 — Labor

Section 5.15 — Real Estate

Section 5.16 — Environmental Matters

Section 5.17 — Contracts and Commitments; Suppliers and Customers

Section 5.18 — Intellectual Property Rights

Section 5.20 — Government Contracts

Section 5.21 — Relations with Governments

Section 5.27 — Certain Loans and Other Transactions

Section 5.28 — Insurance

Section 6.1 — Conduct of Business by Company Pending Merger

Section 6.10 — Severance and Retention Payment Policies

Section 6.21 — Consent Solicitation